     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1997


                                                      REGISTRATION NO. 333-20189
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                               AMENDMENT NO. 2 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           NEW ERA OF NETWORKS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                           7371                          84-1234845
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

                       7400 EAST ORCHARD ROAD, SUITE 230
                              ENGLEWOOD, CO 80111
                                 (303) 694-3933
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                           GEORGE F. (RICK) ADAM, JR.
                            CHIEF EXECUTIVE OFFICER
                           NEW ERA OF NETWORKS, INC.
                       7400 EAST ORCHARD ROAD, SUITE 230
                              ENGLEWOOD, CO 80111
                                 (303) 694-3933
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

            MARK A. BERTELSEN, ESQ.                           JAMES H. CARROLL, ESQ.
             RICHARD J. HART, ESQ.                            MICHAEL L. PLATT, ESQ.
            ROBERT M. TARKOFF, ESQ.                           LAURA MAJERFELD, ESQ.
            DAVID M. CAMPBELL, ESQ.                             COOLEY GODWARD LLP
        WILSON SONSINI GOODRICH & ROSATI                 2595 CANYON BOULEVARD, SUITE 250
            PROFESSIONAL CORPORATION                            BOULDER, CO 80302
               650 PAGE MILL ROAD                                 (303) 546-4000
          PALO ALTO, CALIFORNIA 94304
                 (415) 493-9300

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
    SECURITIES TO BE REGISTERED        REGISTERED(1)         PER SHARE(2)         PRICE(1)(2)      REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------
Common Stock.......................   2,645,000 shares          $12.00            $31,740,000            $9,618
======================================================================================================================

(1) Includes 345,000 shares of Common Stock which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee.

(3) A registration fee of $10,350 was previously paid in connection with the initial filing.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   Subject To Completion, Dated June 17, 1997


PROSPECTUS

                                2,300,000 Shares

                                  [NEON LOGO]

                                  Common Stock

                            -----------------------

        All of the 2,300,000 shares of Common Stock offered hereby are being sold by New Era of Networks, Inc. ("NEON" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "NEON."

          The Common Stock offered hereby involves a high degree of risk. See "Risk Factors," beginning on page 6.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==============================================================================================================
                                            Price to          Underwriting Discounts        Proceeds to
                                             Public             and Commissions(1)           Company(2)
--------------------------------------------------------------------------------------------------------------
Per Share..........................            $                        $                        $
----------------------------------------------------------------------------------------------------------
Total (3)..........................            $                        $                        $
==========================================================================================================

1. For information regarding indemnification of the Underwriters, see "Underwriting."
2. Before deducting expenses of the offering payable by the Company, estimated at $850,000.
3. The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 345,000 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the
     total Price to Public will be $          , the Underwriters' Discounts and
     Commissions will be $          and the Proceeds to Company will be
     $          . See "Underwriting."

                            -----------------------

     The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and are subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of such shares will be made through the offices of UBS Securities LLC, 299 Park Avenue, New York, New York, on or about
            , 1997.

                            -----------------------

UBS Securities                                                   Cowen & Company

               , 1997

DESCRIPTION OF ARTWORK

Inside Front cover

        Application Integration - The NEONet Solution: explains Intergrating applications for Business; Easy Integration Within Networks; Guaranteed Transaction Delivery; Intelligent, Realtime Transaction Routing and; Data Transformation.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

Left Gatefold - Top

    A chart titled "Unintegrated Applications" demonstrating three distinct application systems: legacy data-base, internet, and Client/Server application.

Right Gatefold - Top

    A chart titled "Interapplication Spaghetti" demonstrating a host of different application systems with many arrows in between each one.


Gatefold - Middle Bottom

    A chart titled "The NEONet Solution" showing a graphical depiction of the NEONet rules engine between disparate application systems.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements which include risks and uncertainties. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business," as well as those discussed elsewhere in this Prospectus.

                                  THE COMPANY

     New Era of Networks, Inc. ("NEON" or the "Company") develops, markets and supports application integration software and provides application integration services. The Company's flagship software suite, NEONet, provides organizations with a structured software platform for the integration of disparate systems and applications across the enterprise, a process known as application integration. NEONet facilitates the rapid and efficient deployment and ongoing maintenance of application integration across the enterprise. NEONet supports a heterogeneous environment of hardware, operating system, network and database platforms, permits organizations to leverage existing legacy systems, and accommodates the extension of the corporate information systems environment to new enterprise applications and to new computing paradigms such as the Internet/Intranet.

     Organizations are increasingly seeking to incorporate powerful new software applications that operate across the enterprise and also serve as interfaces to customers and suppliers. At the same time, organizations are seeking to better leverage their existing information systems and take advantage of their prior technology investments by integrating previously independent application systems and databases. Effective application integration strategies are critical to an organization's ability to respond to changing market demands, seize new market opportunities, improve customer service, and realize planned improvements in business processes. Organizations have historically addressed the need to integrate applications through a number of narrow integration techniques, typically implemented in an ad hoc manner, addressing specific integration requirements as they arise over time. Accordingly, traditional techniques generally require extensive manual custom software coding, provide limited functionality, flexibility and scaleability, and require a costly and burdensome ongoing maintenance process. According to Gartner Group, Inc., an information technology industry research firm, 35% to 40% of all programming effort in a typical organization is devoted to developing and maintaining the extract and update programs whose only purpose is to transfer information between different databases. The Gartner Group refers to the complex morass of individual unstructured integration among disparate applications as "interapplication spaghetti."

     In January 1996, the Company introduced NEONet, an integrated solution that addresses the interapplication spaghetti problem and provides a scaleable infrastructure that supports rapid and efficient updates to integration implementations. NEONet consists of three principal modules: (i) Messaging and Queuing; (ii) Formatter; and (iii) Rules Engine, together with a suite of libraries and tools. The Messaging and Queuing module provides guaranteed real-time delivery of data transactions across heterogeneous applications. The Formatter module provides dynamic formatting of data messages to meet the native format requirements of different applications. The Rules Engine enables an organization to define and fulfill the data requirements of different applications through a sophisticated set of readily modifiable business rules. Since the initial release of NEONet, the Company has introduced several products that increase the functionality of the three core NEONet modules. These products include NEONreplication, NEOCAS and NEONweb.

     NEON's objective is to establish NEONet as the leading standard for application integration across the enterprise. Key elements of the Company's strategy include expanding vertical markets, maintaining the technological leadership of NEONet, expanding global sales capabilities, and developing cross-industry applications which have significant importance across different vertical markets.

     Through March 31, 1997, the Company has shipped NEONet to a total of 26 customers in the financial services, health care, information technology and systems consulting and other industries. Representative customers of the Company include Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Morgan

Grenfell, Inc., Chase Manhattan Bank, Credit Suisse, ADP Financial Information Services, Ernst & Young, Jackson Memorial Hospital, KN Energy and Pacific Investment Mortgage Company. The Company markets its software and related services primarily through a direct sales organization, complemented by indirect sales channels including VARs, OEMs and international distributors. As part of this strategy, the Company has established reseller and joint marketing relationships with firms such as Hewlett-Packard, Sun Microsystems, SunGard Financial Services, Andersen Consulting, Ernst & Young, Scopus, Open Market, Oracle and SWIFT.

     The Company was incorporated in Illinois in June 1993, commenced operations in January 1994, and was reincorporated in Delaware in December 1995. Unless the context otherwise requires, references in this Prospectus to "NEON" or the "Company" refer to New Era of Networks, Inc., a Delaware corporation and its subsidiary. The Company's principal executive offices are located at 7400 East Orchard Road, Suite 230, Englewood, Colorado 80111. Its telephone number is
(303) 694-3933.

                                  THE OFFERING


Common Stock Offered by the Company................  2,300,000 shares,
Common Stock Outstanding after the Offering........  8,140,461 shares(1)(2)
Use of proceeds....................................  Repayment of certain indebtedness and for general corporate purposes, including
                                                       working capital.
Proposed Nasdaq National Market Symbol.............  NEON
Risk Factors.......................................  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."


---------------

(1) Based upon shares outstanding as of March 31, 1997. Excludes (i) an aggregate of 1,353,712 shares of Common Stock issuable upon exercise of options outstanding under the Company's Amended and Restated 1995 Stock Option Plan as of March 31, 1997, at a weighted average exercise price of $5.37 per share, as well as an additional 941,925 shares reserved at such date for future grant under such plan (giving effect to an increase in the number of shares authorized for issuance under such plan in January 1997),
    (ii) 216,666 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan, and (iii) 100,000 shares of Common Stock reserved for issuance under the Company's 1997 Director Stock Option Plan.


(2) Includes 15,000 shares offered hereby reserved for sale to Peter Hoversten, the Company's Senior Vice President, Application Development and Field Operations.

                             ---------------------

     This Prospectus includes trademarks of the Company and other companies.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The summary consolidated financial data presented below have been derived from the Company's Consolidated Financial Statements and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                             THREE MONTHS ENDED
                                YEAR ENDED DEC. 31,       ---------------------------------------------------------
                            ---------------------------   MARCH 31,   JUNE 30,    SEPT. 30,   DEC. 31,    MARCH 31,
                            1994     1995       1996        1996        1996        1996        1996        1997
                            -----   -------   ---------   ---------   ---------   ---------   ---------   ---------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Software licenses.......  $  --   $    --   $   3,383   $     111   $     411   $     832   $   2,029   $   2,447
  Services and
    maintenance...........    149     1,271       3,762         945       1,186         841         790       1,227
                            -----   -------   ---------   ---------   ---------   ---------   ---------   ---------
Total revenues............    149     1,271       7,145       1,056       1,597       1,673       2,819       3,674
Cost of revenues..........     85       751       3,328         710         836         707       1,075       1,050
                            -----   -------   ---------   ---------   ---------   ---------   ---------   ---------
Gross profit..............     64       520       3,817         346         761         966       1,744       2,624
Loss from operations......   (690)   (1,490)     (5,733)       (757)     (1,365)     (2,120)     (1,491)       (783)
Net loss..................  $(719)  $(1,503)  $  (5,672)  $    (755)  $  (1,358)  $  (2,071)  $  (1,488)  $    (784)
                            =====   =======   =========   =========   =========   =========   =========   =========
Pro forma net loss per
  common share(1).........                    $   (0.98)  $   (0.14)  $   (0.24)  $   (0.34)  $   (0.25)  $   (0.13)
                                              =========   =========   =========   =========   =========   =========
Pro forma weighted average
  shares of Common Stock
  outstanding(1)..........                    5,789,382   5,388,815   5,618,209   6,073,360   6,077,145   6,094,414

                                                                   MARCH 31, 1997
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(2)
                                                              ------    --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $1,641       $22,779
Working capital.............................................   1,294        23,886
Total assets................................................   7,373        28,511
Stockholders' equity........................................   2,833        25,512

---------------

(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the pro forma weighted average common shares outstanding used to compute pro forma net loss per share.

(2) Reflects the sale of 2,300,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering costs payable by the Company, and the application of the net proceeds therefrom. See "Capitalization" and "Use of Proceeds."
                          ---------------------------

     Unless otherwise indicated, the information in this Prospectus: (i) gives effect to an amendment to the Company's Certificate of Incorporation to be effected prior to the effectiveness of this Offering, which amendment shall increase the authorized capital stock of the Company and effect a two-for-nine reverse split of the Company's Common Stock, (ii) gives effect to the conversion of all outstanding shares of Preferred Stock into Common Stock at a two-for-nine conversion rate upon the completion of the Offering, and (iii) assumes no exercise of the Underwriters' over-allotment option.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors before making an investment decision concerning the Common Stock. All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company's products and trends in revenues, gross margin and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and the Company's actual results of operations may differ materially from those contained in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed below and in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Limited Operating History; History of Operating Losses; Accumulated Deficit. The Company was formed in 1993, and installed NEONet at its first customer site in January 1996. The Company commenced shipment of its principal product, NEONet, in July 1996. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. Prior to 1996, the Company recorded only nominal product revenue, and the Company has never been profitable on a quarterly or annual basis. The Company does not expect to be profitable for several quarters, and may never achieve profitability unless revenues increase substantially. At March 31, 1997, the Company had an accumulated deficit of approximately $8.8 million. The Company's limited operating history makes the prediction of future operating results difficult or impossible. The Company's prospects must be evaluated in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stage of their development. The new and rapidly evolving markets in which the Company operates makes these risks, uncertainties, expenses and difficulties particularly pronounced. In order to address these risks and uncertainties the Company must, among other things, successfully implement its sales and marketing strategy, expand its direct sales channels, develop its indirect distribution channels, respond to competitive and other developments in the application integration software market, attract and retain qualified personnel, continue to develop and upgrade its products and technology more rapidly than competitors, and commercialize its products and services that incorporate existing and future technologies. There can be no assurance that the Company will be able to successfully implement any of its strategies or successfully address these risks and uncertainties, or that the Company will achieve or sustain profitability on a quarterly or annual basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Uncertainty of Future Operating Results; Lengthy Sales Cycle; Fluctuations in Quarterly Results. Although the Company has experienced significant revenue growth in recent periods, such growth rates will not be sustainable and are not necessarily indicative of future operating results and operating margins. The Company's quarterly operating results have fluctuated significantly in the past and may vary significantly in the future. Future operating results will depend on many factors, including, among others, the growth of the application integration software market, the size and timing of software licenses, the delay or deferral of customer implementations, the ability of the Company to maintain or increase market demand for the Company's products, the timing of new product announcements and releases by the Company, competition by existing and emerging competitors in the application integration software market, the ability of the Company to expand its direct sales force and develop indirect distribution channels, the Company's success in developing and marketing new products and controlling costs, budgeting cycles of customers, product life cycles, software defects and other product quality problems, the mix of products and services sold, international expansion, and general domestic and international economic and political conditions. A significant portion of the Company's revenues has been, and the Company believes will continue to be, derived from a small number of relatively large customer contracts or arrangements, and the timing of revenue recognition from such contracts and arrangements has caused and may continue to cause material fluctuations in the Company's operating results, particularly on a quarterly basis. For example, in the fourth quarter of 1996 the Company's largest customer contract accounted for over 32% of the Company's total quarterly revenues, and in the first quarter of 1997 its largest customer contract accounted for over 25% of the Company's total quarterly revenues. See "-- Customer Concentration; Dependence Upon Financial Institutions Industry; Risks of New Targeted Market Segments." Quarterly revenues and operating results typically depend upon the volume and timing of customer contracts received during a given quarter, and the percentage of each such contract which the Company is able to recognize as revenue during each quarter, each of which is difficult to forecast. In addition, as is common in the software industry, a substantial portion of the Company's revenues in a given quarter historically have been recorded in the third month of that quarter, with a concentration of such revenues in the last two weeks of the third month. To the extent this trend continues, any failure or delay in the closing of orders during the last part of any given quarter will have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, the timing of license revenue is difficult to predict because of the length and variability of the Company's sales cycle. The purchase of the Company's products by its customers typically involves a significant technical evaluation and commitment of capital and other resources, with the attendant delays frequently associated with customers' internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. This evaluation process frequently results in a lengthy sales process of several months and subjects the sales cycle associated with the purchase of the Company's products to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews. The length of the Company's sales cycle may vary substantially from customer to customer, particularly for customers within different vertical market segments. See "Business -- Sales and Marketing." The Company's operating expense levels are relatively fixed and are based in part on expectations of future revenues. Consequently, any delay in the recognition of revenue from quarter to quarter could result in operating losses. To the extent that such operating expenses precede, or are not subsequently followed by, increased revenues, the Company's operating results would be materially adversely affected.

     As a result of these and other factors, the Company believes that period-to-period comparisons of its historical results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is possible that the Company's future quarterly operating results from time to time may not meet the expectations of stock market analysts or investors, which would likely have an adverse effect on the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence Upon Emerging Market for Application Integration Software. Substantially all of the Company's revenues to date have been attributable to sales of application integration software products and services, and the Company expects that substantially all revenues in the foreseeable future will be derived from such products. The market for application integration software is relatively new and emerging. The Company's future financial performance will depend, to a large extent, on continued growth in the number of organizations demanding software and services for application integration and seeking outside vendors to develop, manage and maintain the integration software used for their mission-critical applications. Many potential customers for third-party application integration software have made significant investments in internally developed integration systems, and are highly dependent upon the continued use of such internally developed systems. The dependence of organizations on such internally developed systems coupled with the significant costs required to shift to third-party products may substantially inhibit future demand for third-party application integration software products, such as those offered by the Company. There can be no assurance that the market for application integration software products and services will continue to grow. If the application integration market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results, and financial condition would be materially adversely affected.

     The Company intends to continue to devote considerable resources educating potential customers about application integration software. Even if a sizable market for third-party application integration continues to develop, there can be no assurance that such expenditures or any other marketing efforts will enable the Company's products to achieve or sustain any significant degree of market acceptance. If the Company is unsuccessful in establishing broad market acceptance for its current and future products, the Company's future growth, financial condition and results of operations will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Research and Development."

     Product Concentration. A substantial portion of the Company's revenues have been attributable to licenses of NEONet and related services. The Company currently expects that revenues attributable to NEONet and related services will continue to account for a substantial majority of the Company's revenues at least through 1997. Accordingly, the Company's future operating results will be dependent upon the level of market acceptance of, and demand for, NEONet. The Company's future performance will, to a large extent, depend upon the successful development, introduction and customer acceptance of new and enhanced releases of NEONet and other products. There can be no assurance that the Company's products will achieve continued market acceptance or that the Company will be successful in marketing any new or enhanced products. In the event that the Company's current or future competitors release new products that have more advanced features, offer better performance or are more price competitive than NEONet, demand for the Company's products may decline. A decline in demand for NEONet as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products and Services" and "Business -- Product Development."

     Customer Concentration; Dependence Upon Financial Institutions Industry; Risks of New Targeted Market Segments. A relatively small number of customers account for a significant percentage of the Company's revenues. For the year ended December 31, 1996, sales to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), ADP Financial Information Services, JP Morgan & Co. and SunGard Financial Systems accounted for 22%, 16%, 14% and 13% of total revenues, respectively. For the quarters ended December 31, 1996 and March 31, 1997, the Company's largest customer contract accounted for 32% and 25% of the Company's total revenues, respectively. There can be no assurance that these customers or other customers of the Company will continue to purchase the Company's products in the future. The Company's failure to add new customers that make significant purchases of the Company's products and services would have a material adverse effect on the Company's business, financial condition and result of operations.

     To date, the Company's revenues have been derived primarily from sales to large banks and financial institutions. During the year ended December 31, 1996 and the three-month period ended March 31, 1997, sales to banks and financial institutions accounted for 86% and 80%, respectively, of the Company's total revenues. The Company's marketing strategy calls for the Company to increase its penetration of the financial institutions market segment and to focus other sales efforts on additional vertical market segments, principally health care, telecommunications and manufacturing. Accordingly, the Company expects that revenues attributable to the financial institutions market segment will continue to account for a substantial portion of the Company's revenues in the near future. Any factors affecting the health of the financial services industry, or other targeted vertical market segments that contain a significant portion of the Company's customer base, could affect the purchasing patterns of the Company's customers within these industries, which would have a material adverse effect on the Company's business, operating results and financial condition.

     The Company has only limited experience in marketing its products to customers outside of the financial institutions industry. The additional market segments currently targeted by the Company are likely to have significantly different market characteristics than the financial institutions segment, and licensing NEONet products in such other segments may require pricing structures, sales methods, sales personnel, consulting services and customer support that differ from those previously used by the Company. There can be no assurance that the Company will be successful in achieving significant market acceptance or penetration in the additional segments targeted by the Company. If the Company is unsuccessful in penetrating additional vertical market segments, its future growth, financial condition and results of operations will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers."

     Management of Growth. The Company is currently experiencing a period of rapid growth that has placed and is expected to continue to place a strain on the Company's administrative, financial and operational resources. From January 1, 1996 through March 31, 1997, the size of the Company's staff increased from 35 to 133 full time equivalent employees. Further significant increases in the number of employees are anticipated during 1997. Except for George F. (Rick) Adam, Jr., the Company's Chief Executive Officer, and Harold A. Piskiel, the Company's Senior Vice President, Chief Technical Officer, all of the Company's senior management joined the Company in 1996. Most of the Company's senior managers have worked together at the Company for only a brief period. In addition, the Company expanded geographically by adding sales personnel in New York City, Chicago, Houston, San Francisco, Philadelphia, Atlanta and London, England. The Company may further expand into these regions or into others through internal growth or through acquisitions of related companies and technologies, although no such acquisitions are currently being negotiated. Such expansion may strain management's ability to successfully integrate its operations throughout these regions. Any additional growth within a short time period may divert management attention from day-to-day operations, which could have a material adverse effect on the Company's business, financial condition, and operating results.

     The Company's ability to manage its staff and facilities growth effectively will require it to continue to improve its operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to expand, train, motivate and manage its work force. There can be no assurance that the Company will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support the Company's level of operations. If the Company's management is unable to manage growth effectively and new employees are unable to achieve targeted performance levels, the Company's business, operating results and financial condition would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Integration of Potential Acquisitions and Joint Ventures. The Company may from time to time engage in acquisitions of companies with complementary products and services in the application integration or other related software markets. Although no such acquisitions are currently being negotiated, any future acquisitions would expose the Company to increased risks, including those associated with the assimilation of new operations and personnel, the diversion of financial and management resources from existing operations, and the inability of management to integrate successfully acquired businesses, personnel and technologies. Furthermore, there can be no assurance that the Company will be able to generate sufficient revenues from any such acquisition to offset associated acquisition costs, or that the Company will be able to maintain uniform standards of quality and service, controls, procedures and policies, which may result in the impairment of relationships with customers, employees, and new management personnel. Certain acquisitions may also result in additional stock issuances which could be dilutive to the Company's stockholders. The Company may also evaluate, on a case-by-case basis, joint venture relationships with certain complementary businesses. Any such joint venture investment would involve many of the same risks posed by acquisitions, particularly those risks associated with the diversion of resources, the inability to generate sufficient revenues, the management of relationships with third parties, and potential additional expenses, any of which could have a material adverse effect on the Company's business, financial condition or operating results.

     Competition. The market for the Company's products is intensely competitive and is expected to become increasingly competitive as current competitors expand their product offerings and new competitors enter the market. In this regard, the Company believes that the application integration market is relatively new, such that there is great likelihood that additional, significant competitors will enter the market. The Company's current competitors include a large number of companies offering one or more solutions to the application integration problem, some of which are directly competitive with NEONet.

     To date, the Company has faced competition and sales resistance from the internal information technology departments of potential customers that have developed or may develop in-house systems that may substitute for those offered by the Company. The Company expects that internally developed application integration systems will continue to be a principal source of competition for the foreseeable future. In particular, the Company has had difficulties making sales to organizations whose internal development groups have already progressed significantly toward completion of systems that the Company's products might replace, or where the underlying technologies used by such groups differ fundamentally from the Company's.

     The Company's competitors also include software vendors targeting the enterprise-wide application integration market through various technological solutions. For example, IBM, Microsoft, BEA and others provide messaging and queuing solutions that compete with the NEONet Messaging and Queuing module. In the future these vendors could elect to provide a more complete integration solution that would also compete with NEONet's dynamic formatting and rules-based engine modules. In addition, a large number of other companies provide alternative solutions to application integration utilizing other technologies such as data synchronization and transaction monitoring, and a limited number of companies such as TIBCO, Inc. offer subject-based publish/subscribe messaging systems designed to operate similarly to NEONet. The Company also faces competition from relational database vendors such as IBM, Oracle, Informix, Sybase and Microsoft, whose products currently compete with NEONet to some extent and are likely to compete more directly in the future.


     The Company also faces competition from systems integrators and professional service organizations, such as Andersen Consulting, Ernst & Young and KPMG Peat Marwick, which design and develop custom systems and perform custom integration. Certain of these firms may possess industry specific expertise or reputations among potential customers for offering enterprise solutions to application integration needs. These systems integration and consulting firms can be resellers of the Company's products and may engage in joint marketing and sales efforts with the Company. The Company relies upon such firms for recommendations of NEONet products during the evaluation stage of the purchase process, as well as for implementation and customer support services. These systems integration and consulting firms may have similar, and often more established, relationships with the Company's competitors, and there can be no assurance that these firms will not market or recommend software products competitive with the Company's products in the future.

     Most of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition, and a larger installed base of customers than the Company. In addition, many of the Company's competitors have well-established relationships with current and potential customers of the Company, have extensive knowledge of the application integration industry, and are capable of offering a single-vendor solution. As a result, the Company's competitors may be more able than the Company to devote significant resources toward the development, promotion and sale of their products and to respond more quickly to new or emerging technologies and changes in customer requirements. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company also expects that the competition will increase as a result of software industry consolidations. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressure faced by the Company will not materially adversely affect its business, operating results, and financial condition. See "Business -- Competition."

     Rapid Technological Change; Limited Platform Coverage; Dependence on New Products. The market in which the Company competes is characterized by rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. The introduction of products incorporating new technologies and the emergence of shifting customer requirements, or changing industry standards, could render certain of the Company's existing products obsolete. The technological life cycles of the Company's products are difficult to estimate, and may vary across vertical market segments. The Company's future success will depend upon its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive and technological developments. Such developments will require the Company to continue to make substantial product development investments.

     The Company currently serves, and intends to continue to serve, a customer base with a wide variety of hardware, software, database, and networking platforms. To gain broad market acceptance, the Company believes that in the future it must support NEONet on a variety of platforms. The Company's product currently does not support all major platforms, and there can be no assurance that the Company will adequately expand its database and platform coverage to service potential customers, or that such expansion will be sufficiently rapid to meet or exceed platform and database coverage of competitors.

     The success of the Company's products will depend on various factors, including the ability to integrate the Company's products with customer platforms as compared to competitive offerings, the portability of the Company's products, particularly the number of hardware platforms, operating systems and databases that the Company's products can source or target, the integration of additional software modules under development with existing products, and the Company's management of software development being performed by third party developers. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to these technological changes, shifting customer tastes, or evolving industry standards, or that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products. If the Company is unable to develop and introduce new products or enhancements of existing products in a timely manner or if the Company experiences delays in the commencement of commercial shipments of new products and enhancements, the Company's business, operating results and financial condition would be materially adversely affected. See "Business -- Product Development."

     Risks Associated with Expanding Distribution; Indirect Distribution Channel Risks. To date, the Company has sold its products primarily through direct sales and has supported its customers with its technical and customer support staff. The Company's commissioned sales force has increased from one person in January 1996 to 18 people as of March 31, 1997. The Company's ability to achieve significant revenue growth in the future will depend in large part on its ability to recruit and train sufficient direct sales, technical and customer personnel, particularly additional sales personnel focusing on the new vertical market segments targeted by the Company's marketing strategy. The Company has at times experienced and continues to experience difficulty in recruiting qualified sales, technical and support personnel. Any failure by the Company to rapidly and effectively expand its direct sales force and its technical and support staff could materially adversely affect the Company's business, financial condition and operating results.

     The Company believes that future growth will depend upon its success in developing and maintaining strategic relationships with distributors, resellers, and systems integrators. While the Company's current strategy is to increase the proportion of customers served through these indirect channels, indirect channel sales have not accounted for significant revenue to date. The Company is currently investing, and plans to continue to invest, significant resources to develop the indirect channel, which could adversely affect the Company's operating results if the Company's efforts do not generate license revenues necessary to offset such investment. The Company's inability to recruit and retain qualified third-party distributors, VARs and systems integrators could adversely affect the Company's results of operations. The Company's success in selling into this indirect distribution channel could also adversely affect the Company's average selling prices and result in lower gross margins, since lower unit prices are typically charged on sales through indirect channels. See "Business -- Sales and Marketing."

     Dependence on Key Personnel; Ability to Attract and Retain Personnel. The Company's future success will depend in large part upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement. The loss of any of the Company's senior management or other key research, development, sales and marketing personnel, particularly if lost to competitors, could have a material adverse effect on the Company's business, financial condition and operating results. In particular, the services of George F. (Rick) Adam, Jr., the Company's Chief Executive Officer, Harold A. Piskiel, the Company's Senior Vice President, Chief Technical Officer, or Robert
I. Theis, the Company's Senior Vice President of Marketing, would be difficult to replace. The Company currently maintains a $1.0 million "key person" life insurance policy on George F. (Rick) Adam, Jr., of which the Company is the sole beneficiary. The Company's future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. There is significant competition for employees with the skills required to perform the services offered by the Company and there can be no assurance that the Company will be able to continue to attract and retain sufficient numbers of highly skilled employees. Because of the complexity of the application integration software market, the Company has in the past experienced, and expects in the future to experience, a significant time lag between the date on which technical and sales personnel are hired and the time at which persons become fully productive. If the Company is unable to manage the post-sales process effectively, its ability to attract repeat sales or establish strong account references could be adversely affected, which may materially affect the Company's business, operating results and financial condition. See "Management."

     Risks Associated with International Operations. Although sales of the Company's products outside of North America to date have represented less than 10% of total revenues, the Company intends to expand its operations internationally. These efforts will require significant management attention and financial resources, as well as the development of international versions of the Company's products. The Company has committed resources to the opening of international sales offices and the expansion of international sales and support channels. There can be no assurance that the Company's efforts to develop international sales and support channels will be successful. International sales are subject to a number of risks, including longer payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, the burden of complying with a variety of foreign laws, greater difficulty in accounts receivable collection, potentially adverse tax consequences, currency fluctuations, the imposition of currency exchange or price controls, and political and economic instability abroad. Additionally, intellectual property may be more difficult to protect outside of the United States. If the Company increases its international sales, its total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world. In addition, the market for application integration software outside of North America is not as developed and there can be no assurance that it will grow at the same rate as in North America or that, if it does develop rapidly, the Company will be successful in such international markets.

     Dependence on Relationships with Complementary Vendors. The Company believes that, in order to provide competitive solutions for heterogeneous, open computing environments, it will be necessary to develop, maintain and enhance close relationships with database, data access, hardware and operating system vendors. There can be no assurance that the Company will be able to maintain its existing relationships or develop additional relationships with such vendors. The Company's failure to do so could adversely affect the portability of the Company's products to existing and new platforms and databases and the timing of the release of new and enhanced products for the marketplace by the Company.

     Protection of Intellectual Property; Risks of Infringement. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. The Company presently has no patents, but has three patent applications pending. Despite the Company's efforts to protect its proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. Moreover, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. In addition, attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Accordingly, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third-party copying or use, which could materially adversely affect the Company's business, operating results or financial condition. Moreover, there can be no assurance that others will not develop products that infringe the Company's proprietary rights, or that are similar or superior to those developed by the Company. Policing the unauthorized use of the Company's products is difficult and litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.

     As is common in the software industry, the Company from time to time receives notices from third parties claiming infringement by the Company's products of third-party proprietary rights. On July 1, 1996, the Company was notified that the Company's products may infringe proprietary rights of New Paradigm Software Corp. ("New Paradigm"), an application integration software company. New Paradigm alleged that NEONet's formatter will infringe certain claims set forth in a patent application filed in the United States and Europe. The Company does not believe such allegations have merit and, if pursued by New Paradigm, the Company intends to vigorously defend such claim. There can be no assurance, however, that other third parties will not claim infringement by the Company with respect to current or future products. The Company expects that application integration software developers will increasingly be subject to infringement claims as the number of products in different industry segments overlap, and the Company has recently become aware that a competitor may be contemplating asserting a patent infringement claim against the Company. Any claims, including the specific claim by New Paradigm or any other infringement claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays, or require the Company to enter into royalty or licensing agreements, any of which could have a material adverse effect upon the Company's business, financial condition and operating results. There can be no assurance that such royalty or licensing agreements, if required, would be available on terms acceptable to the Company, or at all. Moreover, the cost of defending patent litigation could be substantial, regardless of the outcome. There can be no assurance that legal action claiming patent infringement will not be commenced against the Company, or that the Company would necessarily prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event a patent claim against the Company was successful and the Company could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, the Company's business, financial condition and operating results would be materially adversely affected.


     The Company is also aware that a number of organizations are utilizing the names Neon, New Era and Neonet as either a trademark or tradename or both. In particular, the Company has received notices from NEON Systems, Inc. and Neon Software, Inc. alleging the Company's use of NEON as a tradename and/or trademark violates such respective companies' proprietary rights. Such claims or any additional claims against the Company alleging trademark or tradename infringement could be time-consuming and result in costly litigation. A successful claim regarding the infringement of a trademark and/or tradename could result in substantial monetary damages against the Company or an injunction prohibiting the use by the Company of the particular trademark or tradename. Any such injunction could materially adversely affect the Company's corporate or product name recognition and marketing efforts. Accordingly, any monetary damages or injunction could have a material adverse effect upon the Company's business, financial condition and operating results. See
"Business -- Intellectual Property, Proprietary Rights and Licenses."

     Risk of Software Defects. Software products as complex as those offered by the Company frequently contain undetected errors or defects, especially when first introduced or when new versions or enhancements are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computer environments into which the Company's application integration software is deployed. Despite product testing by the Company and its customers, the Company has in the past shipped product releases of NEONet with some defects and has discovered other software errors in its products after their commercial shipment. There can be no assurance that, despite testing by the Company and by current and potential customers, defects and errors will not be found in new products or in new versions or enhancements of existing products after commencement of commercial shipments. Although defects have not materially and adversely affected the Company's operating results to date, any defects discovered in the future could result in adverse customer reaction, negative publicity regarding the Company, its products or delay in or failure to achieve market acceptance, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Research and Development."

     Product Liability. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any product liability claims to date, the license and support of the Company's software by the Company may entail the risk of such claims. A successful product liability claim brought against the Company would have a material adverse effect on the Company's business, operating results and financial condition.

     No Prior Public Market; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Company's Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents or proprietary rights, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

     Control by Existing Stockholders. Upon completion of this offering, the directors, executive officers and principal stockholders of the Company and their affiliates will, in the aggregate, beneficially own 68.2% of the Company's outstanding Common Stock (65.5% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, acting together, will possess voting control over the Company, giving them the ability, among other things, to elect at least a majority of the Company's Board of Directors and to control the vote on significant corporate transactions. Such control could delay, defer or prevent a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. See "Management" and "Principal Stockholders."

     Effect of Certain Charter Provisions; Anti-Takeover Effects of Delaware Law. Upon completion of this Offering, the Company's Board of Directors will have the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. In addition, the Company's Bylaws and indemnity agreements provide that the Company will indemnify officers and directors against losses they may incur in legal proceedings resulting from their service to the Company. Further, certain provisions of the Company's charter documents and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may adversely affect the market price of the Company's Common Stock. Such provisions also may have the effect of preventing changes in the management of the Company. In addition, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute. The statute may have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock."

     Benefits of the Offering to Current Stockholders. This Offering will provide substantial benefits to current equity stockholders of the Company. Consummation of this Offering is expected to create a public market for the Common Stock held by the Company's current stockholders, including directors and executive officers of the Company. Current stockholders paid an aggregate of approximately $11.7 million for an aggregate of approximately 5,840,461 shares of Common Stock (assuming the conversion of all shares of Preferred Stock into Common Stock upon the effectiveness of this Offering). This Offering will result in gross unrealized gain to such stockholders in the aggregate of approximately $52.5 million assuming a public offering price of $11.00 per share. See "-- No Prior Public Market, Possible Volatility of Stock Price" and "-- Dilution."

     Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price for the Company's Common Stock. The 2,300,000 shares of Common Stock offered hereby will be freely tradeable without restriction in the public market. The number of additional shares of Common Stock available for sale is limited by restrictions under the Securities Act, as amended, as well as by certain 180-day lock-up agreements entered into by stockholders and optionholders of the Company. On the date of the Offering, all outstanding shares of Common Stock are subject to these lock-up agreements and may not be sold into the public market without the consent of UBS

Securities LLC. The 15,000 shares reserved for sale to Peter Hoversten will be freely tradeable subject to the manner of sale limitations of Rule 144 of the Securities Act. Upon expiration of the lock-up agreements 180 days following the date of this Prospectus (or earlier, to the extent UBS Securities LLC may consent), a total of 5,840,461 shares of Common Stock will be eligible for sale into the public market under Rule 144, subject to certain volume and other limitations of Rule 144. In addition, the Company intends to register on a registration statement on Form S-8, on the effective date of this Offering, a total of 2,333,333 shares of Common Stock reserved for issuance under the Company's Amended and Restated 1995 Stock Option Plan, of which options to purchase 1,353,712 shares were outstanding at March 31, 1997 (of these option shares, only 145,752 option shares were vested and exercisable as of March 31,
1997), a total of 216,666 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan, and a total of 100,000 shares of Common Stock reserved for issuance under the Company's 1997 Director Stock Option Plan. See "Shares Eligible for Future Sale."


     No Specific Plan for Significant Portion of Proceeds; Proceeds May Not Be Invested to Yield Significant Returns. The Company currently has no specific plans for a significant portion of the net proceeds of the Offering. As a consequence, the Company's management will have the discretion to allocate this portion of the net proceeds of this offering to uses that the stockholders may not deem desirable, and there can be no assurance that these proceeds can or will be invested to yield a significant return. Substantially all of the proceeds of the Offering will be invested in short-term, interest-bearing, investment grade securities for an indefinite period of time. See "Use of Proceeds."

     Dilution. Investors participating in the Offering will incur immediate, substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. To the extent that options or warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,300,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $11.00 per share are estimated to be approximately $22,679,000 (approximately $26,208,350 if the Underwriters' over-allotment option is exercised in full), net of estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The principal purposes of the Offering are to obtain additional working capital, establish a public market for the Company's Common Stock, and facilitate future access to public markets.

     A portion of the net proceeds will be used to repay outstanding bank debt. As of March 31, 1997, the Company had outstanding borrowings of approximately $1.0 million under a $2.0 million revolving credit facility used for working capital purposes, approximately $477,000 outstanding under a $1.0 million equipment financing facility and $57,875 under a promissory note. The Company's revolving credit facility and its equipment financing facility bear interest at the bank's prime lending rate (8.5% at March 31, 1997) plus 1/2% and 1%, respectively, and the promissory note bears interest at 8.75%. The Company's revolving credit facility expires on September 5, 1997, while amounts borrowed under the equipment financing facility are due in monthly installments beginning July 5, 1997 and continuing through June 5, 2000, the maturity date.

     The Company expects to use the remainder of the net proceeds of the Offering for general corporate purposes, including working capital. Up to approximately $1.7 million of the net proceeds may be used to pay certain royalty obligations payable by the Company to Merrill Lynch. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 3 of Notes to Consolidated Financial Statements. A portion of the net proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Although from time to time the Company evaluates potential acquisitions of such businesses, products or technologies, and anticipates continuing to make such evaluations, the Company has no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies. Pending such uses, the proceeds will be invested in interest-bearing securities.

                                DIVIDEND POLICY

     The Company has never paid or declared any cash dividends. It is the present policy of the Company to retain earnings to finance the growth and development of the businesses and, therefore, the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. In addition, the Company's bank credit facilities contain certain covenants that prohibit the Company from paying dividends without prior bank consent.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of March 31, 1997 (after giving effect to the two-for-nine reverse stock split of Common Stock to be effective prior to the effectiveness of this offering) (i) on an actual basis, (ii) on a pro forma basis to give effect to the conversion of all outstanding Preferred Stock into Common Stock upon the closing of the Offering and (iii) pro forma as adjusted to give effect to the sale by the Company of 2,300,000 shares of Common Stock offered by the Company hereby (after deducting underwriting discounts and commissions and estimated offering expenses). This table should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                                                                       MARCH 31, 1997
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
                                                                       (IN THOUSANDS)
Long-term debt..............................................  $   387    $   387      $    --
Stockholders' equity(1)(2):
  Convertible preferred stock, $.01 par value; authorized,
     20,016,963 shares actual, issued and outstanding,
     20,016,963 actual, none pro forma or pro forma as
     adjusted...............................................   11,385         --           --
  Preferred stock, undesignated, $.0001 par value;
     authorized, 2,000,000 shares pro forma; issued and
     outstanding, none, pro forma and pro forma as
     adjusted...............................................      N/A         --           --
  Common stock, $.0001 par value; authorized, 45,000,000
     shares; issued and outstanding, 1,392,247 shares
     actual, 5,840,461 pro forma and 8,140,461 pro forma as
     adjusted...............................................        1          1            1
  Additional paid-in-capital................................      243     11,628       34,307
  Accumulated deficit.......................................   (8,796)    (8,796)      (8,796)
                                                              -------    -------      -------
          Total stockholders' equity........................    2,833      2,833       25,512
                                                              -------    -------      -------
          Total capitalization..............................  $ 3,220    $ 3,220      $25,512
                                                              =======    =======      =======

---------------

(1) Excludes (i) 1,353,712 shares of Common Stock issuable upon the exercise of options outstanding under the Company's Amended and Restated 1995 Stock Option Plan as of March 31, 1997 at a weighted average exercise price of $5.37 per share, of which options to purchase 145,752 shares were exercisable at March 31, 1997, as well as an additional 941,925 shares of Common Stock reserved for future grant under such plan (after giving effect to an increase in the number of shares reserved for issuance under such plan in January 1997), (ii) 216,666 shares of Common Stock reserved for future issuance under the Company's 1997 Employee Stock Purchase Plan adopted in January 1997 and (iii) 100,000 shares of Common Stock reserved for future issuance under the Company's 1997 Director Option Plan adopted in January 1997. See Notes 5 and 9 of Notes to Consolidated Financial Statements.

(2) Gives effect to the conversion of all outstanding shares of Preferred Stock into shares of Common Stock at a two-for-nine conversion rate.

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1997 was $2.3 million or $0.39 per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding, after the assumed conversion of all outstanding Convertible Preferred Stock upon closing of this Offering. After giving effect to the sale by the Company of the 2,300,000 shares of Common Stock offered hereby (based upon an assumed initial public offering price of $11.00 per share and after deduction of estimated underwriting discounts and commissions and estimated offering expenses), the Company's net tangible book value at March 31, 1997 would have been $25.0 million or $3.07 per share. This represents an immediate increase in net tangible book value to existing stockholders of $2.68 per share and an immediate dilution to new investors of $7.93 per share.

     The following table illustrates the per share dilution:

Assumed initial public offering price per share.............           $11.00
  Net tangible book value per share as of March 31, 1997....  $0.39
  Increase in net tangible book value per share attributable
     to new investors.......................................   2.68
                                                              -----
Net tangible book value per share after offering............             3.07
                                                                       ------
Dilution per share to new investors.........................           $ 7.93
                                                                       ======

     The following table sets forth on a pro forma basis as of March 31, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the existing stockholders and by the new investors (based upon an assumed initial public offering price of $11.00 per share before deduction of estimated underwriting discounts and commissions and estimated offering expenses):

                                       SHARES PURCHASED       TOTAL CONSIDERATION     AVERAGE
                                      -------------------    ---------------------     PRICE
                                       NUMBER     PERCENT      AMOUNT      PERCENT   PER SHARE
                                      ---------   -------    -----------   -------   ---------
Existing stockholders...............  5,840,461     71.7%    $11,746,058     31.7%    $ 2.01
New investors.......................  2,300,000     28.3      25,300,000     68.3      11.00
                                      ---------    -----     -----------    -----
  Total.............................  8,140,461    100.0%    $37,046,058    100.0%
                                      =========    =====     ===========    =====

     The foregoing table assumes no exercise of the Underwriters' over-allotment option and no exercise of stock options or warrants outstanding at March 31, 1997. As of March 31, 1997, there were options outstanding under the Company's Amended and Restated 1995 Stock Option Plan to purchase a total of 1,353,712 shares of Common Stock at a weighted average exercise price of $5.37 per share, and (after giving effect to an increase in the number of shares reserved for issuance under such plan in January 1997) an aggregate of 941,925 additional shares remained available for future grant. As of such date there were also warrants outstanding to purchase 31,056 shares of Series C Preferred Stock at an exercise price of $1.61 per share, which following the automatic conversion of Series C Preferred Stock into Common Stock upon completion of the Offering will be exercisable for 6,901 shares of Common Stock at an exercise price of $7.25 per share. In addition, in January 1997 the Board of Directors adopted a 1997 Employee Stock Purchase Plan and 1997 Director Option Plan and reserved an aggregate of 216,666 and 100,000 shares, respectively, for issuance thereunder. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Employee Benefit Plans" and Notes 5 and 9 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto, and with Management's Discussion and Analysis of Financial Conditions and Results of Operations included elsewhere in this Prospectus. The consolidated financial statement data for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997 are derived from the Company's audited and unaudited Consolidated Financial Statements included elsewhere in this Prospectus. Historical results are not necessarily indicative of results of operations to be expected in the future.

                                                                                THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                 MARCH 31,
                                      -------------------------------------   -----------------------
                                         1994         1995         1996          1996         1997
                                      ----------   ----------   -----------   ----------   ----------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)         (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenues:
     Software licenses..............     $  --      $      --    $    3,383   $      111   $    2,447
     Services and maintenance.......       149          1,271         3,762          945        1,227
                                         -----      ---------    ----------   ----------   ----------
          Total revenues............       149          1,271         7,145        1,056        3,674
  Cost of revenues:
     Cost of software licenses......        --             --         1,022           33          250
     Cost of services and
       maintenance..................        85            751         2,306          677          800
                                         -----      ---------    ----------   ----------   ----------
          Total cost of revenues....        85            751         3,328          710        1,050
                                         -----      ---------    ----------   ----------   ----------
     Gross profit...................        64            520         3,817          346        2,624
  Operating expenses:
     Sales and marketing............       178            549         4,425          320        1,690
     Research and development.......       423          1,116         3,658          608        1,222
     General and administrative.....       153            345         1,467          175          495
                                         -----      ---------    ----------   ----------   ----------
          Total operating
            expenses................       754          2,010         9,550        1,103        3,407
                                         -----      ---------    ----------   ----------   ----------
  Loss from operations..............      (690)        (1,490)       (5,733)        (757)        (783)
  Interest income (expense), net....       (29)           (13)           61            2           (1)
                                         -----      ---------    ----------   ----------   ----------
  Net loss..........................     $(719)     $  (1,503)   $   (5,672)  $     (755)  $     (784)
                                         =====      =========    ==========   ==========   ==========
  Pro forma net loss per common
     share..........................                             $    (0.98)  $    (0.14)  $    (0.13)
                                                                 ==========   ==========   ==========
  Pro forma weighted average shares
     of Common Stock
     outstanding(1).................                              5,789,382    5,388,815    6,094,414

                                                              DECEMBER 31,
                                                        ------------------------     MARCH 31,
                                                        1994     1995      1996        1997
                                                        ----    ------    ------    -----------
                                                                                    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents...........................  $127    $1,135    $3,387      $1,641
  Working capital (deficit)...........................   (55)    1,557     2,586       1,294
  Total assets........................................   333     2,209     7,073       7,373
  Long-term debt......................................   780       318       442         387
  Stockholders' equity (deficit)......................  (718)    1,591     3,515       2,833

---------------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the weighted average shares of Common Stock outstanding used to compute net loss per common share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All statements, trend analysis and other information contained in the following discussion and elsewhere in this Prospectus relative to markets for the Company's products and trends in revenues, gross margin and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and the Company's actual results of operations may differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this Prospectus.

OVERVIEW

     The Company began operations in January 1994 to develop, market and support enterprise software for application integration. In 1994 and 1995, the Company was in the development stage and was principally focused on product development and the assembling of its management team and infrastructure. During these years, the Company's strategy was to develop its application integration software, demonstrate the Company's expertise, and finance a portion of product development expenses through customer-funded services projects, principally one large-scale application integration consulting and development project for Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and its wholly-owned subsidiary Merrill Lynch Group, Inc. As a result of the Merrill Lynch contract the Company recognized substantial revenues from professional services in 1995 in connection with the development of NEONet and its installation at Merrill Lynch. The Company completed and commercially introduced its initial version of NEONet in January 1996 and completed the Merrill Lynch professional services agreement in June 1996. In November 1996, the Company commenced shipment to customers of Release 3.0 of NEONet, which provided additional capabilities for effective enterprise-wide application integration. In March 1997, the Company announced the availability of Release 3.1 of NEONet which contained, among other enhancements, an improved graphical user interface.

     As a result of the Company's focus on professional services activities in its development stage, services and maintenance revenues increased from $149,000 in 1994 to $1.3 million in 1995 and to $3.8 million in 1996 and $1.2 million in the first quarter of 1997. As the Company has transitioned to a focus on software licenses, software license revenues have increased from no license revenues in 1994 and 1995 to $3.4 million in 1996 and $2.4 million in the first quarter of 1997. The Company anticipates that professional services will continue to be utilized to help gain penetration into new vertical markets and will also continue to be an important adjunct to software license sales. However, as the Company's business continues and the Company increasingly focuses on software licenses, the Company believes that both license revenues and associated maintenance revenues will increase, and professional services revenues will continue to decline as a percentage of total net revenues. Accordingly, the Company expects that future revenues will depend to a significant degree on the successful market acceptance of the NEONet product. Since the initial release of NEONet in January 1996, a substantial portion of the Company's revenues have been attributable to licenses of NEONet and related services. The Company currently expects that revenues attributable to NEONet and related services will continue to account for a substantial majority of the Company's revenues at least through 1997. Accordingly, the Company's future operating results will be dependent upon the level of market acceptance of, and demand for, NEONet. Any failure to continue to achieve market acceptance of NEONet would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Product Concentration and -- Uncertainty of Future Operating Results; Lengthy Sales Cycle; Fluctuations in Quarterly Results."

     The Company generates revenues from both professional service arrangements and software license arrangements. Revenue from professional service arrangements is recognized on either a time and materials or progress-to-completion basis as the services are performed and amounts due from customers are deemed collectible and contractually nonrefundable. The Company recognizes license fee revenue when the licensed software has been delivered, customer acceptance has occurred, all significant Company obligations have been satisfied, payment is due within twelve months and the fee is fixed and determinable and deemed collectible. Maintenance and support revenues related to software licenses are recognized ratably over the term of each maintenance arrangement. See Note 2 of Notes to Consolidated Financial Statements.

     In connection with the software development and license arrangement the Company entered into with Merrill Lynch, the Company is obligated to pay royalties to Merrill Lynch on net revenues from licenses of NEONet, up to a total of $1.9 million in royalties. The royalty rate was 30% through 1996 and was revised to 10% in January 1997. Such royalty payments are accounted for as cost of software licenses. Through March 31, 1997, a total of approximately $1.3 million in such royalties have been accrued, of which $200,000 has been paid to Merrill Lynch.

     The Company's operating expenses have increased steadily since inception as the Company has sought to develop the infrastructure necessary to support a growing business. Research and development expenses, relating principally to the development of NEONet, increased from $423,000 in 1994 to $1.1 million in 1995 and $3.7 million in 1996. Sales and marketing expenses have also increased, particularly in 1996, as the Company has expanded its commissioned sales force from one person at December 31, 1995 to 18 as of March 31, 1997, increasing from $179,000 in 1994 to $549,000 in 1995 and $4.4 million in 1996. Similarly, the
Company's general and administrative expenses, which have increased as the Company has expanded its organization to support a growing business, increased from $153,000 in 1994 to $345,000 in 1995 and $1.5 million in 1996. The Company believes that continued expansion of its operations is essential to achieving its strategy and therefore intends to continue to increase expenditures in all operational areas. Although the rate of these increases will depend upon a number of factors, including the continued growth of the Company's revenues, success in hiring personnel to expand its business and market acceptance of the Company's products, the planned expenditures could result in the Company remaining unprofitable for at least several quarters. The Company has not been profitable in any period to date, and as of March 31, 1997 had an accumulated deficit of approximately $8.8 million. As a result of anticipated expenditure increases in the future, the Company does not expect to be profitable for several quarters and may never achieve profitability unless revenues increase substantially. There can be no assurance that the Company will achieve or sustain profitability on a quarterly or annual basis in the future.

     The Company's ability to manage its staff and facilities growth effectively will require it to continue to improve its operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to expand, train, motivate and manage its work force. There can be no assurance that the Company will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support the Company's level of operations. If the Company's management is unable to manage growth effectively and new employees are unable to achieve targeted performance levels, the Company's business, operating results and financial condition would be materially adversely effected. See "Risk Factors -- Management of Growth."

RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

     The Company's revenues increased from $149,000 for the year ended December 31, 1994 to $1.3 million in the year ended December 31, 1995, as the Company grew customer-funded development and related services projects. Revenues for the fiscal year ended December 31, 1996 increased to $7.1 million due to the significant increase in software license revenues during 1996. As noted above, the Company's operating expenses have increased steadily over these periods as the Company has sought to develop the infrastructure necessary to support a growing business. Research and development expenses, relating principally to the development of NEONet, increased from $423,000 in 1994 to $1.1 million in 1995 and $3.7 million in 1996. Sales and marketing expenses have also increased, particularly in 1996, as the Company has expanded its commissioned sales force from one person at December 31, 1995 to 14 as of December 31, 1996, increasing from $179,000 in 1994 to $549,000 in 1995 and $4.4 million in 1996. Similarly, the Company's general and administrative expenses, which have increased as the Company has expanded its organization to support a growing business, increased from $153,000 in 1994 to $345,000 in 1995 and $1.5 million in 1996.

QUARTERLY RESULTS OF OPERATIONS

     Because of the significant increases in the level of operations of the Company from year to year during its short operating history, the Company does not believe year to year comparisons are particularly meaningful. Accordingly the following discussion focuses on the Company's quarterly results for the six quarters in the period ended March 31, 1997. However, even with respect to quarterly results, in view of the Company's limited operating history, recent growth and other factors enumerated under "Risk Factors" and elsewhere herein, the Company believes that quarter-to-quarter comparisons of its financial results should not be relied upon as an indication of future performance, and operating results may fluctuate from quarter to quarter in the future. It is possible that the Company's future quarterly operating results from time to time may not meet the expectations of stock market analysts or investors, which would likely have an adverse effect on the market price of the Company's Common Stock. See "Risk Factors -- Uncertainty of Future Operating Results; Lengthy Sales Cycle; Fluctuations in Quarterly Results."

     Future operating results will depend on many factors, including, among others, the growth of the application integration software market, the size and timing of software licenses, the delay or deferral of customer implementations, the ability of the Company to maintain or increase market demand for the Company's products, the timing of new product announcements and releases by the Company, competition by existing and emerging competitors in the application integration software market, the ability of the Company to expand its direct sales force and develop indirect distribution channels, the Company's success in developing and marketing new products and controlling costs, budgeting cycles of customers, product life cycles, software defects and other product quality problems, the mix of products and services sold, international expansion, and general domestic and international economic and political conditions. A significant portion of the Company's revenue has been, and the Company believes will continue to be, derived from a small number of relatively large customer contracts or arrangements, and the timing of revenue recognition from such contracts and arrangements has caused and may continue to cause material fluctuations in the Company's operating results, particularly on a quarterly basis. Quarterly revenue and operating results typically depend upon the volume and timing of customer contracts received during a given quarter, and the amount of revenues associated with each such contract which the Company is entitled to recognize during such quarter, each of which is difficult to forecast. In addition, as is common in the software industry, a substantial portion of the Company's revenues in a given quarter historically have been recorded in the third month of that quarter, with a concentration of such revenues in the last two weeks of the third month. To the extent this trend continues, any failure or delay in the closing of orders during the last part of any given quarter will have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, the timing of license revenue is difficult to predict because of the length and variability of the Company's sales cycle. The purchase of the Company's products by its customers typically involves a significant technical evaluation and commitment of capital and other resources, with the attendant delays frequently associated with customers' internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. This evaluation process frequently results in a lengthy sales process of several months and subjects the sales cycle associated with the purchase of the Company's products to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews. The length of the Company's sales cycle may vary substantially from customer to customer, particularly for customers within different vertical market segments. See "Business -- Sales and Marketing." The Company's operating expense levels are relatively fixed and are based in part on expectations as to future revenues. Consequently, any delay in the recognition of revenue from quarter to quarter could result in operating losses. To the extent that such operating expenses precede, or are not subsequently followed by, increased revenues, the Company's operating results would be materially adversely affected.

     The following tables present unaudited quarterly consolidated statement of operations data for the last six quarters in the 18-month period ended March 31, 1997, as well as such data expressed as a percentage of the Company's revenues for the periods indicated. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information.

                                                                   THREE MONTHS ENDED
                                           ------------------------------------------------------------------
                                           DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                             1995       1996        1996       1996        1996       1997
                                           --------   ---------   --------   ---------   --------   ---------
                                                                     (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Software licenses......................   $   --     $  111     $   411     $   832    $ 2,029     $ 2,447
  Services and maintenance...............      629        945       1,186         841        790       1,227
                                            ------     ------     -------     -------    -------     -------
          Total revenues.................      629      1,056       1,597       1,673      2,819       3,674
                                            ------     ------     -------     -------    -------     -------
Cost of revenues:
  Cost of software licenses..............       --         33         123         252        614         250
  Cost of services and maintenance.......      397        677         713         455        461         800
                                            ------     ------     -------     -------    -------     -------
          Total cost of revenues.........      397        710         836         707      1,075       1,050
                                            ------     ------     -------     -------    -------     -------
  Gross profit...........................      232        346         761         966      1,744       2,624
Operating expenses:
  Sales and marketing....................      142        320       1,010       1,469      1,626       1,690
  Research and development...............      416        608         736       1,142      1,172       1,222
  General and administrative.............      126        175         380         475        437         495
                                            ------     ------     -------     -------    -------     -------
          Total operating expenses.......      684      1,103       2,126       3,086      3,235       3,407
                                            ------     ------     -------     -------    -------     -------
  Loss from operations...................     (452)      (757)     (1,365)     (2,120)    (1,491)       (783)
  Other income, net......................       15          2           7          49          3          (1)
                                            ------     ------     -------     -------    -------     -------
          Net loss.......................   $ (437)    $ (755)    $(1,358)    $(2,071)   $(1,488)    $  (784)
                                            ======     ======     =======     =======    =======     =======

                                                                   THREE MONTHS ENDED
                                           ------------------------------------------------------------------
                                           DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                             1995       1996        1996       1996        1996       1997
                                           --------   ---------   --------   ---------   --------   ---------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  Software licenses......................     --%         11%        26%         50%        72%         67%
  Services and maintenance...............    100          89         74          50         28          33
                                             ---         ---        ---        ----        ---         ---
          Total revenues.................    100         100        100         100        100         100
                                             ---         ---        ---        ----        ---         ---
Cost of revenues:
  Cost of software licenses(1)...........     --          30         30          30         30          10
  Cost of services and maintenance(2)....     63          72         60          54         58          65
                                             ---         ---        ---        ----        ---         ---
          Total cost of revenues.........     63          67         52          42         38          29
                                             ---         ---        ---        ----        ---         ---
  Gross profit...........................     37          33         48          58         62          71
Operating expenses:
  Sales and marketing....................     23          30         63          88         58          46
  Research and development...............     66          58         46          68         42          33
  General and administrative.............     20          17         24          29         15          13
                                             ---         ---        ---        ----        ---         ---
          Total operating expenses.......    109         105        133         185        115          92
                                             ---         ---        ---        ----        ---         ---
  Loss from operations...................    (72)        (72)       (85)       (127)       (53)        (21)
  Other income, net......................      2          --         --           3         --          --
                                             ---         ---        ---        ----        ---         ---
          Net loss.......................    (70)%       (72)%      (85)%      (124)%      (53)%       (21)%
                                             ===         ===        ===        ====        ===         ===

---------------

(1) As a percentage of software license revenue.

(2) As a percentage of services and maintenance revenue.

REVENUES

     The Company's total revenues increased in each of the six quarters in the period ended March 31, 1997. Software license revenues were not significant until the initial introduction of the Company's NEONet software in January 1996 and, more significantly, the release of NEONet version 3.0 in November 1996. From the quarter ended March 31, 1996 through the quarter ended March 31, 1997, software license revenues have increased each quarter, reflecting growing market awareness of the Company's products, the continuing development of an installed base of customers to serve as references for additional customers, the introduction of NEONet version 2.2 in June 1996, and emerging market acceptance of the Company's software products, particularly in the financial services industry. Services and maintenance revenues declined in the last half of 1996, primarily due to the completion of the professional services contract with Merrill Lynch in the quarter ended June 30, 1996. Services and maintenance revenues grew substantially in the first quarter of 1997, increasing by approximately 55% from the prior quarter, reflecting primarily an increase in the number of pilot programs and service engagements. The Company expects that revenues derived from services will decline as a percentage of total revenues. However, the Company expects that maintenance revenue will increase as the Company's installed base of software licenses increases.

COST OF REVENUES

     Cost of revenues consists of costs of software licenses and costs of services and maintenance. Cost of software licenses consists primarily of royalty payments. The Company has an agreement to pay royalties on NEONet revenue license fees collected to Merrill Lynch until such royalties reach a cumulative total $1.9 million. The Company accrued royalties at 30% of software license fees in 1996 and is accruing royalties at 10% of software license fees in 1997, reflecting the Company's revised agreement with Merrill Lynch. Royalty expenses are accounted for as cost of software licenses. As a result, cost of software licenses was approximately 30% in 1996 and 10% in the first quarter of 1997. At March 31, 1997, total accrued royalties due to Merrill Lynch were approximately $1.3 million, of which $200,000 has been paid.

     Cost of services and maintenance consists primarily of personnel, facility and system costs incurred in providing customer care (maintenance and support), which include customer support, training, and consulting services. The reduction in cost of services and maintenance in the quarters ended September 30, 1996 and December 31, 1996 was a result of reassigning staff from service efforts to research and development. Cost of services and maintenance increased both in absolute dollars and as a percentage of related revenue in the first quarter of 1997, principally due to an increase in professional service engagements and the use, at higher cost, of subcontract labor on certain engagements. The Company expects to continue to use subcontractors at least through the second quarter of 1997.

OPERATING EXPENSES

     Research and Development

     Research and development expenses have increased quarter to quarter in the periods indicated, from $416,000 in the quarter ended December 31, 1995 to $1.2 million in the quarter ended March 31, 1997, as the Company has continued to develop its software products and to hire engineering personnel. The Company anticipates that research and development expenses will continue to increase as the Company continues to develop new and enhanced software products. Such expenses may fluctuate from quarter to quarter, both in total expenditures and as a percentage of total revenues, depending upon the status of various development projects, the ability to hire engineering personnel who are in great demand and the rate of growth, if any, of the Company's revenues.

     Research and development expenses have been expensed as incurred. Under the criteria set forth in Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product and ends when the product is ready for general release. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. The Company believes that costs incurred through March 31, 1997, which satisfy the above criteria were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

     Sales and Marketing

     Sales and marketing expenses consist primarily of salaries, commissions and promotional expenses and other related expenses of sales and marketing personnel, and increased from $142,000 in the quarter ended December 31, 1995 to $1.7 million in the quarter ended March 31, 1997. Sales and marketing expenses increased quarter to quarter through 1996 as the Company continued to expand its overall sales and marketing resources and business infrastructure. Such expenses increased in particular in the quarters ended June 30, 1996 and September 30, 1996 as the Company placed sales personnel in Massachusetts, California, Colorado, Illinois, Texas, Pennsylvania and the United Kingdom. The Company has increased its sales force from five persons at March 31, 1996 to 18 at March 31, 1997. The Company expects to continue to expand its sales and marketing resources, both by expansion of the Company's direct sales force and the continued development of indirect distribution channels and promotional activity. Accordingly, the Company anticipates that sales and marketing expenses will continue to increase in absolute dollars, although such expenditures may vary as a percentage of total revenues depending upon the rate of growth in the Company's revenue, if any.

     General and Administrative

     General and administrative expenses consist primarily of salaries and other related expenses of administrative, executive and financial personnel and other outside professional fees, and increased from $126,000 in the quarter ended December 31, 1995 to $495,000 in the quarter ended March 31, 1997. General and administrative expenses have increased as the Company has continued to build the infrastructure to support its business, including the implementation of financial and human resource systems and the establishment of a legal department. These expenses are expected to increase in absolute dollars in the future as the Company expands its administrative staff, including in particular its finance organization, implements additional management information systems, and undertakes various accounting and legal activities required in connection with becoming a public company.

OPERATING LOSSES

     The Company incurred an operating loss in each of the six quarters in the period ended March 31, 1997. These losses resulted from the Company's continued investment in infrastructure to support expanding operations, as discussed above. As a result, the Company had an accumulated deficit of $8.8 million as of March 31, 1997.

OTHER INCOME, NET

     Other income, net, consists of interest earned on cash and short-term investments, offset by interest expense on short-term borrowings. See Note 3 of Notes to Consolidated Financial Statements.

PROVISION FOR INCOME TAXES

     From inception through May 9, 1995, the Company was an S corporation for income tax purposes and its taxable loss and tax credits were included in the personal tax return of its stockholders. For the remainder of 1995 and prospectively, items of taxable income and expense are reported in the corporate income tax returns of the Company. The Company had a net loss for the period May 10, 1995 through December 31, 1996 which resulted in a net operating loss for federal and state income tax purposes of approximately $6.4 million, which expires beginning in 2010. The Company's utilization of its net operating losses may be limited in the event of any future ownership change within the meaning of the Tax Reform Act of 1986 and similar state provisions.

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." See Note 4 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations, research and development and capital expenditures primarily through private placements of a total of $11.4 million of convertible preferred stock as well as debt financing. During 1995 and 1996, operating activities utilized $1.6 million and $5.4 million in cash, respectively. In the quarter ended March 31, 1997, the Company utilized approximately $1.7 million in cash. This cash utilization was primarily a result of net operating losses, as well as increased working capital associated with growing operations, particularly increases in accounts receivable. Cash generated by financing activities was $3.0 million in 1995 and $8.7 million in 1996, respectively, primarily due to issuances of preferred stock. Capital expenditures totaled $301,000 in 1995 and $1.1 million in 1996, primarily for computer equipment, software and telecommunications equipment. The Company expects that its capital expenditures and office space requirements will increase as the Company's employee base grows. The Company's principal current commitments consist primarily of leases on its office facilities. See Note 7 of Notes to Consolidated Financial Statements.

     At March 31, 1997, the Company had $1.6 million in cash and cash equivalents and $1.3 million in working capital. The Company has a $2.0 million revolving credit facility and $1.0 million equipment financing facility with a bank, which expire on September 5, 1997 and June 5, 2000, respectively. These credit facilities are secured by all assets of the Company with the exception of certain intangibles. Borrowings on the revolving credit facility are limited to 75% of the Company's eligible accounts receivable. Eligible accounts receivable include accounts receivable that have been outstanding less than 90 days from the date of the invoice (excluding accounts in which more than 50% of the account is outstanding more than 90 days from the invoice date and certain other accounts). At March 31, 1997, borrowings on the line of credit totaled $1.0 million, and borrowings on the equipment financing facility totalled approximately $477,000. The Company's credit facilities contain certain financial covenants and restrictions as to various matters including the Company's ability to pay cash dividends and effect mergers or acquisitions without the bank's prior approval. The Company is currently in compliance with such financial covenants and restrictions. See Note 3 of Notes to Consolidated Financial Statements.

     The Company anticipates that the net proceeds of this Offering, together with the Company's existing balances of cash and cash equivalents and borrowings available under the Company's credit facilities, will be sufficient to meet the Company's working capital and capital expenditure needs for at least the next 12 months. Thereafter, the Company may require additional sources of funds in order to continue to support its business. There can be no assurance that such capital, if needed, will be available or will be available on terms acceptable to the Company. If the expected closing of the initial public offering is significantly delayed or suspended, the Company believes that funding sufficient to continue operations at least for the remainder of 1997 can be obtained through other sources.

                                    BUSINESS

     NEON develops, markets and supports application integration software and provides application integration services. The Company's flagship software suite, NEONet, provides organizations with a structured software platform for the integration of disparate systems and applications across the enterprise, a process known as application integration. NEONet facilitates the rapid and efficient deployment and ongoing maintenance of application integration across the enterprise. NEONet supports a heterogeneous environment of hardware, operating system, network and database platforms, permits organizations to leverage existing legacy systems, and accommodates the extension of the corporate information systems environment to new enterprise applications and to new computing paradigms such as the Internet/Intranet.

     Through March 31, 1997, the Company has shipped NEONet to a total of 26 customers in the financial services, health care, information technology and systems consulting, and other industries. Representative customers of the Company include Merrill Lynch, Deutsche Morgan Grenfell, Inc., Chase Manhattan Bank, Credit Suisse, ADP Financial Information Services, Ernst & Young, Jackson Memorial Hospital, KN Energy and Pacific Investment Mortgage Company. The Company markets its software and related services primarily through a direct sales organization, complemented by indirect sales channels including VARs, OEMs and international distributors. As part of this strategy, the Company has established reseller and joint marketing relationships with firms such as Hewlett-Packard, Sun Microsystems, SunGard Financial Systems, Andersen Consulting, Ernst & Young, Scopus, Open Market, Oracle and SWIFT.

INDUSTRY BACKGROUND

     Organizations today are under increasing pressure to respond to a number of powerful market forces to remain competitive. Forces such as globalization and deregulation have led to industry consolidation and a focus on cost, quality, and customer service. In response to the increasingly competitive environment, companies have acquired other businesses, diversified operations geographically, engaged in business process reengineering, and sought to tighten relationships with key suppliers, distributors, and customers. The implementation of IT based solutions, increasingly seen as strategic competitive assets, has been and will continue to be a critical part of these efforts. Information systems are used to disseminate critical corporate information across the enterprise, to streamline operations, and to improve organizational flexibility and responsiveness.

  The Complexity of Today's Enterprise Application Environment

     The range of computing environments and software applications utilized across the typical business organization is vast and growing, involving both mainframe and minicomputer-based legacy systems and more recently introduced client/server environments. Organizations are incorporating powerful, new software applications that operate on an enterprise-wide basis and also serve as interfaces to customers and suppliers. At the same time, organizations are seeking to better exploit their existing information systems and take advantage of their prior technology investments by integrating previously independent legacy and other applications and databases.

     Critical software applications historically were developed for large mainframe-based computing environments and, later, minicomputer-based systems. Many organizations still rely on these legacy systems for high-volume transaction processing and maintenance of critical data. These legacy applications were typically designed for the specific business functions of a single department, such as inventory control or payroll, and did not interface with other applications across the enterprise. Moreover, legacy systems operated on one central computer with one operating system and one database system. As the need to automate additional critical business functions throughout the enterprise increased, additional specialized applications were written, again typically without regard for interoperation with other applications. Additionally, the recent growth of the Internet and the use of Intranets have led to the emergence of another class of enterprise applications, adding another dimension of complexity to the problem of integrating business applications across the enterprise.

  Business Drivers of Application Integration

     Organizations are increasingly demanding greater information sharing among their application systems in order to help the organization accomplish key strategic objectives. These organizational objectives include the following:

          Enhancement of Customer Service and Customer Care. As organizations attempt to better understand and meet the needs of their customers, they are recognizing that much of the information necessary to obtain a unified view of the customer is widely dispersed across numerous incompatible application systems. For example, an organization that wants to better understand a customer's purchasing history may need to integrate data stored in separate systems in marketing, sales and other departments. Similarly, a company seeking to improve customer service through a call center application must be able to share information with order-tracking software, which in turn must be accessible by salespeople in the field.

          Efficient Management of Internal Resources and the Supply Chain. Many companies are seeking to achieve greater productivity and efficiency across functional areas, such as integration of sales forecasts and manufacturing planning in order to improve inventory management. In addition, many companies are tightening their relationships with key suppliers and distributors to improve responsiveness to new market conditions. For example, more companies are using "just-in-time" manufacturing techniques that require better sharing of information between a company and its suppliers.

          Improved Risk Management. Rapidly changing markets and economic conditions have driven businesses to seek a more integrated view of their risk profile. For example, organizations need to manage cash, accounts receivable, and aggregate customer exposure in more timely and comprehensive ways. As another example, financial institutions need to analyze and manage their financial exposure on a real-time basis across different securities, trading markets and currencies. Providing a consolidated, enterprise-wide view of risk requires the timely integration of data residing on different systems and in different departments.

          Pursuit of New Growth Opportunities. Many organizations have in recent years extended their operations overseas as globalization and deregulation have opened new markets. In addition, organizations have sought to pursue additional market opportunities through mergers and acquisitions. As organizations have extended operations overseas, they have adopted applications that address the specific needs of each local market. As they have acquired new businesses, they have inherited additional systems and applications. All of these systems must be integrated with a company's existing applications in order to manage and expand the enterprise efficiently.

          Implementation of Tactical Initiatives. Application integration is essential to many tactical corporate initiatives, including business process reengineering, implementation of best of breed enterprise applications, data warehousing and database replication, electronic commerce, and the incorporation of Internet/Intranet technologies.

     Effective application integration strategies are critical to an organization's ability to respond to changing market demands, seize new market opportunities, improve customer service, and realize planned business process improvements. However, organizations today face major challenges in attempting to integrate their disparate and distributed application systems.

  Challenges in Achieving Application Integration

     Organizations have historically addressed the need to integrate applications by means of a number of narrow integration techniques, including data extract programs, screen scraping, file transfers and update programs as well as data sharing and data synchronization. These techniques have typically been implemented in an ad hoc manner to address specific integration requirements as they have arisen over time. Accordingly, they have generally required extensive manual custom software coding and provided limited functionality, flexibility and scaleability, and require a costly and burdensome ongoing maintenance process. As a result of the limitations of these techniques, additions of new applications and changes in the business processes addressed by different applications have required continual and extensive rewrites of existing applications with attendant costs, delays and errors. According to Gartner Group, Inc., in a typical computing environment, 35% to 40% of all programming effort is devoted to developing and maintaining the extract and update programs whose only purpose is to transfer information between different databases.

     Gartner Group refers to the complex market of individual, unstructured integration among disparate applications as "interapplication spaghetti."


                                    [CHART]


  The Application Integration Market Opportunity

     The need to utilize information and information technology as strategic assets, together with the proliferation of disparate applications across enterprises and the limitations inherent in historical application integration methodologies, have created a need for packaged application integration software solutions. Organizations require an integrated solution that can untangle the existing interapplication spaghetti and provide a scaleable infrastructure that supports rapid and efficient updates to integration implementations as additional applications are added and business rules change. This solution must support a heterogeneous environment of hardware, operating system, networking and RDBMS platforms, permit an organization to leverage its existing legacy systems and accommodate the extension of the corporate information systems environment to new enterprise applications and to new computing paradigms such as the Internet/Intranet.

SOLUTION

     NEON has become a leading provider of application integration software through its unique integrated approach to addressing the challenges of application integration. The Company's flagship software suite, NEONet, provides organizations with a structured software platform for application integration, facilitating the rapid and efficient deployment and ongoing management of application integration among disparate applications across the enterprise. NEONet addresses the limitations of earlier application integration paradigms by providing in a packaged integrated software solution the various elements required to address the application integration challenge in a scaleable and flexible manner. NEONet consists of three interoperable modules, which may be purchased as a unit or separately, Messaging and Queuing, Formatter and Rules Engine, together with a suite of libraries and tools. The Messaging and Queuing module provides guaranteed real-time delivery of data transactions across heterogeneous applications. The Formatter module provides dynamic formatting of data messages to meet the native format requirements of different applications. The

Rules Engine module enables an organization to define and fulfill the data requirements of different applications through sophisticated and easily modifiable business rules.

     This packaged application solution offers the following key benefits:

          Enhances IT Productivity. NEONet enhances IT productivity by freeing programmers from the complex, time-consuming and error-prone process of manually writing custom integration code in a piecemeal manner each time an application is added or modified or a business process changes. By providing a structured platform for managing application integration, NEONet reduces application development time and the ongoing burden and expense of maintenance associated with writing custom code. This enables organizations to manage application integration more easily as business needs evolve. Accordingly, NEONet enables organizations to address the growing backlog of integration requirements.

          Provides Flexible, Long-Term Platform for Application Integration. As a structured platform for application integration, NEONet accommodates changes ranging from the addition of new applications to the incorporation of new technologies. NEONet's architecture also enables IT organizations to quickly disseminate these changes throughout the entire enterprise.

          Preserves Existing IT Investment. By permitting the integration of new computing platforms and applications with legacy systems, NEONet helps to preserve the investment that organizations have made in existing mainframe and minicomputer-based systems, while serving as a bridge to client/server and Internet/Intranet based applications. NEONet is also particularly useful in data warehousing and data mining efforts, in which valuable corporate data residing in legacy systems is retrieved and reformatted for new applications.

          Improves Efficiency of Enterprise IT Environment. While historical approaches to application integration have typically permitted only batch processing, NEONet's high throughput capability enables organizations to provide real-time data delivery of information across a broad variety of systems. NEONet also improves the reliability of the IT environment by guaranteeing delivery of the data messages sent and received by applications exactly once and in the precise order in which they were sent. By removing the bottlenecks to data integration, NEONet enables a broad variety of critical, emerging business applications such as data replication, data warehousing, and transaction-oriented applications.

STRATEGY

     The Company's objective is to establish NEONet as the leading standard for application integration across the enterprise. Key elements of the Company's strategy include:

          Expand Vertical Markets. The Company plans to increase the number of vertical market segments it serves using a strategy established by the Company in the technically demanding financial services market for which the Company initially developed NEONet. The Company penetrated the financial services market by leveraging the industry experience of the Company's founders and other key personnel and by collaborating with a number of strategic customers. The Company's strategy is to penetrate additional vertical markets, including health care, telecommunications and manufacturing, by establishing development relationships with strategic customers and by leveraging an understanding of customer needs in these specific markets.

          Maintain Technological Leadership. The Company is an early entrant in the emerging application integration market, and seeks to maintain a leadership position by continuing to provide innovative application integration solutions. NEON was the first company to offer a single integrated solution combining messaging and queuing, dynamic formatting and rules-based processing. NEON was also the first to offer a scaleable rules engine that can process high volumes of messages in real-time using large numbers of complex processing rules. The Company continues to focus on the support of additional current and emerging computing platforms. The Company released NEONweb in December 1996, extending the NEONet solution to Internet/Intranet applications, providing assured communications from HTML, Java and CGI applications to web-based servers, and legacy and client/server based information systems.

          Expand Sales Capability Worldwide. The Company's strategy is to expand its sales and marketing capabilities in order to address the worldwide market for its products. In 1996, the Company increased its direct sales capabilities from one commissioned sales person at January 31, 1996 to 18 at March 31, 1997. The Company intends to continue to expand its global sales coverage through additional international direct sales offices and the expansion of indirect channels. In this regard, the Company has established reseller and joint marketing relationships with OEMs, independent software vendors, VARs and systems integration firms such Hewlett-Packard, Sun Microsystems, SunGard Financial Systems, Andersen Consulting, Ernst & Young, Scopus, Open Market, Oracle and SWIFT.

          Develop Cross-Industry Applications. In addition to its focus on strategic vertical markets, the Company has targeted the development and marketing of NEONet to specific applications which have significant importance across different vertical segments. The Company has focused on data replication and warehousing applications, in which NEONet permits an organization to extract data from multiple historical databases and reformat that data for ready access via data warehouses. The Company has also targeted electronic commerce, including electronic data interchange
     (EDI) and Internet/Intranet integration, as well as customer service call centers, in which organizations are seeking to connect to legacy applications in order to enhance customer service.

PRODUCTS AND SERVICES

  NEONet Software

     The Company's NEONet software provides organizations with a structured software platform for the rapid and efficient development and ongoing management of application integration among disparate applications across the enterprise. The principal modules of NEONet are as follows:

                                FIRST
        PRODUCT NAME           RELEASE                 FUNCTION                               BENEFIT
        ------------           -------                 --------                               -------
NEONet......................   Jan. 96   Processes high volumes of data         Provides application integration
                                         transactions between heterogenous      across heterogeneous enterprise
                                         systems.                               environments.
  Messaging and Queuing.....             High performance, asynchronous data    Provides guaranteed delivery of
                                         messaging and queuing transport        transactions once and only once and
                                         mechanisms.                            maintains transaction integrity.
  Formatter.................             Dynamic real-time translator of data   Enables heterogeneous applications
                                         to multiple required formats.          to communicate seamlessly.
  Rules Engine..............             Content publish/subscribe,             Allows real-time routing of data
                                         propagation and synchronization tool   transactions across the enterprise,
                                         with intelligent routing.              based on readily modifiable business
                                                                                rules and the data content of each
                                                                                message.
NEONweb.....................   Dec. 96   Guaranteed delivery of data            Provides transaction integrity for
                                         transactions from web clients to web   electronic commerce applications.
                                         servers and to legacy systems.
NEOCAS......................   Oct. 96   Interface module to Society for        Reduces the time and effort required
                                         Worldwide Interbank Financial          to accept and reformat messages to a
                                         Telecommunication (SWIFT) protocol     customer's own applications.
                                         used by financial institutions
                                         worldwide.
NEONreplication.............   Jun. 96   Data replication module to update      Allows timely updates of dispersed
                                         and synchronize multiple               critical databases without the need
                                         heterogeneous databases.               for extensive custom coding.

     Messaging and Queuing. The foundation of the NEONet architecture is the NEONet Messaging and Queuing module, which provides the Company's basic asynchronous transport vehicle. The Messaging and Queuing module sends transactions from one application to another, consisting of instructions or data between applications and databases, and provides for guaranteed delivery of each message once and only once and in the same order the messages are sent. The system uses a message queue for the sending system to ensure that the sending system can distribute a high volume of messages in real time without the need to wait for confirmation of receipt, as well as a message queue for the recipient system to ensure that the recipient system can download messages when available. The NEONet Messaging and Queuing module is offered at list prices ranging from $18,000 to $85,000 per server, depending upon the class of server on which the product is operated.

     Formatter. The NEONet Formatter module can be added to the Messaging and Queuing module to provide for dynamic reformatting of data messages in real time so they may be accepted and read by multiple receiving applications in heterogeneous environments. The NEONet Formatter parses and reformats messages by translating messages among different protocols, programming languages, applications, and hardware platforms. The sending application can issue a message in a single format, and the dynamic formatter reformats the message into the new format required by each receiving application, a function that is critical to supporting database replication and application integration. The Formatter module is sold at list prices ranging from $25,000 to $150,000 per server, depending upon the class of server on which the product is operated.

     Rules Engine. The NEONet Rules Engine module provides for the publishing of a sending application's single message to multiple recipient applications and databases, in each case in the proper format for the designated recipient, based upon a set of user-defined business rules. Each receiving application registers or subscribes to the data generated by multiple applications which, by specifying the values of data in the transactions that are of interest, enables each subscribing application to receive only the data it requires. The Rules Engine module is based on a proprietary, high-speed, scaleable architecture that can support high numbers of business rules while continuing to provide real-time data access and distribution. This enables an organization to prescribe sophisticated rules that determine which data needs delivery to specific applications and databases and under which circumstances. These rules can be readily modified or updated as business requirements change. The Rules Engine module is offered at list prices ranging from $25,000 to $150,000 per server, depending upon the class of server on which the product is operated.

     NEONweb. NEONweb is a complementary module to the NEONet platform that facilitates the integration of Internet/Intranet environments with legacy and client/server-based systems. NEONweb extends to the Internet/Intranet the security of NEONet's guaranteed message delivery and receipt. This functionality is essential for electronic commerce on the Internet, including both electronic data interchange and consumer commerce. NEONweb is offered at a list price of $25,000 per server and requires a license of the NEONet Messaging and Queuing module.

     NEOCAS. The Company's NEOCAS module facilitates application integration using the SWIFT interface standard commonly used for financial processing among financial institutions worldwide. This module requires a license of the NEONet Messaging and Queuing and Formatting modules and is offered at a list price of $35,000 per server.

     NEONreplication. The NEONreplication module is a set of libraries that facilitates the automatic update and synchronization of multiple databases for the purpose of database replication. Database replication is essential for sophisticated, real-time applications in the financial services and other industries, as it permits the maintenance in real time of multiple databases. The NEONreplication module is offered at list prices ranging from $15,000 to $75,000 per server, depending upon the class of server on which it is operated.

  Customer Services

     As part of its commitment to provide a total solution to customer needs, the Company offers the following customer services:

          Customer Care. In conjunction with its software license products, NEON offers an array of professional and support services that focus on providing product education to both external and internal customers, as well as specialized work request reporting and tracking services. The Company's customer care service offerings include both a basic five day a week, twelve hour a day customer hotline and an extended seven day a week, twenty-four hours a day support hotline. The Company's standard term for customer care agreements is twelve months.

          Professional Services. The Company provides for NEONet software installation and consulting services as well as generalized consulting on the design and development of enterprise-wide application integration utilizing the Company's expertise in client/server, Internet/Intranet and database management technologies. The Company's initial relationships with customers historically have involved a one-time limited engagement involving professional services, particularly as the Company has sought to address a new vertical market segment. This has often expanded into licenses of the Company's application integration software products. NEON offers professional services in conjunction with other professional service organizations and system integrations.

          Fee-based Training Services. The Company offers its customers, for an additional fee, comprehensive training in NEON software products. These courses are conducted at both NEON's corporate facilities in Denver and New York City as well as at several customer locations.

CUSTOMERS AND CUSTOMER APPLICATIONS

  Customers

     The Company has sold products and services to a total of 48 customers, of which 26 have purchased NEONet. Five customers of the Company together accounted for more than 72% of the Company's total revenues in 1996. One customer, Merrill Lynch, accounted for 69% of net revenues in 1995 and 22% in 1996, respectively. Representative customers of the Company who have purchased products or services, categorized by vertical industry, include the following:

FINANCIAL SERVICES                         HEALTH CARE
ADP Financial Information Services         Froedert Hospital
Alliance Capital                           Huron
BZW Services, Ltd. (London)                Ingalls Health Systems
Cedel Bank (LU)                            Jackson Memorial Hospital
Chase Manhattan Bank                       Muhlenberg Hospital
Chicago Mercantile Exchange                PCN
Cigna                                      Rose/Swedish
Citibank
Credit Suisse                              INFORMATION TECHNOLOGY AND SYSTEMS
Deutsche Morgan Grenfell, Inc.             CONSULTING
FMR Corp. (Fidelity)                       Broadway Seymour
Fiduciary Trust International              Computer Systems Resources
JP Morgan & Co.                            DMW
Long Term Credit Bank                      Ernst & Young
Merrill Lynch, Pierce, Fenner & Smith      Informatics
  Incorporated                             Integrated Resources Group
NIKKO Securities                           Silicon Graphics, Inc.
NSCC                                       Sun Microsystems
Pacific Investment Mortgage Company        SunGard Financial Systems
Pioneer                                    Synquest
Prudential Securities                      Texas Instruments
State Street Bank                          Transolutions
Swiss Bank Corporation                     Xerox Corporation
Thomson Financial Services
Western Asset Management Company           OTHER
                                           Kelly Services
                                           Pinkerton
                                           KN Energy
                                           Total Petroleum

  Customer Applications

     The following customer case studies illustrate the application integration challenges facing typical customers of the Company and the means by which NEONet has facilitated achievement of the customers' goals.

     Extending Database Access to Customers. A leading provider of data processing services stores and processes three million customer transactions a day on its mainframe-based system. The service provider's end user customers increasingly demanded that the service provider enable end users to access their individual data through a client/server architecture and server-based relational database. Accordingly, NEON's customer needed to establish real-time database replication between the customer's mainframe-based system and a client/server environment accessible by customers. Data replication requires coordinating, updating and reconciling constantly changing databases.

     The service provider sought to acquire an integrated package solution that would be sufficiently flexible to implement data replication across the various databases and to integrate the required data flows. The packaged solution had to support a threshold of functionality superior to point-to-point communication and had to be both fast enough to manage very large numbers of network transactions and scaleable to support a fast-growing network computing environment. The customer selected NEONet, including the NEONreplication module, to provide the requisite platform for data replication and data flow management.

     NEONet Messaging and Queuing delivers data from the mainframe database to a Sybase database on the Sun SPARC Server in real time, and guarantees delivery of the data, once and only once. NEONet's flexibility simplifies data flows across the heterogeneous environments, and permits completion and tracking of a high volume of messages. The Company's proprietary content publish/subscribe architecture greatly simplifies network transaction management by enabling each subscriber to receive only the information he wants. Users now access timely client/server databases (e.g., Sybase running on Sun servers) even though core processing is still done on the mainframe.

     Integrating Acquired Businesses. A NEON customer achieved significant growth in recent years through acquisitions. The acquired businesses were of varying size and geographic location and used a broad range of applications running on a variety of hardware, operating systems, and databases. Routing data among the disparate systems was becoming increasingly costly and time-consuming. The company was devoting significant in-house resources to continually write and update extract programs in C programming language and to transport the data via File Transport Programs (FTP), a batch mechanism which did not guarantee delivery. The company was forced to add staff just to monitor the FTP process. In addition, because continued acquisitions added different platforms and applications to the enterprise network, additional employees were hired to write and maintain that code. The customer chose to implement NEONet across this environment, integrating applications, hardware, operating systems and databases, and allowing systems to exchange data with minimal effort. With NEONet guaranteed delivery, fewer personnel were required to monitor the data transfer and routing. As the company continues to acquire other companies, those applications can be integrated seamlessly into the network. Using NEONet, the company has saved time and money, required fewer staff and less maintenance programming, allowing the Company's programmers to concentrate on new development.

     Enabling Global Database Replication. Another NEONet customer is a multinational bank with worldwide operations. In a typical 24-hour period, the customer handles thousands of trading transactions. Prior to implementing a NEONet-enabled solution, the customer processed these transactions through one central database, resulting in slow response times and frequent interruptions due to network outages. The customer addressed these bottlenecks by implementing global data replication, in which multiple, identical databases are maintained across the globe. This provides remote sites with fast and efficient access to essential information while limiting the impact on network performance. A critical requirement of such a system is real-time distribution of data updates across the system, with guaranteed delivery of data and no duplication.

     This customer implemented global data replication across North America, Europe and Asia using NEONet to ensure reliable communications between the servers and the central database providing continual access to current data at remote sites even during network outages. NEONet's Messaging and Queuing module, together with the Rules Engine module evaluates the content of each data message according to rules defined by the customer so that only appropriately selected transactions are to be replicated. The replicated transactions are converted by the Formatter into SQL update statements, distributed to each remote database, and executed at the local databases by NEONet's SQL Apply functionality through the NEONreplication product. The customer benefited through timely, consistent databases available on three continents.

SALES AND MARKETING

     The Company currently markets its software and services primarily through a direct sales organization, complemented by other sales channels including VARs, OEMs, and international distributors. As of March 31, 1997, the Company's direct sales force included 18 commissioned sales representatives located in eight U.S. cities and London. In addition, the Company has initiated the implementation of a multi-tiered channel program to recruit, support, and jointly market comprehensive product solutions. As part of this strategy, the Company has established distribution relationships with certain strategic hardware vendors, database providers, software and toolset developers, systems integrators and implementation consultants, including companies designing software, database packages, and hardware integration and consulting services. The Company has also sought to develop alliances with key solutions producers to targeted vertical industry sectors, including financial services, health care, telecommunications, and manufacturing. The Company plans to further identify and develop relationships with additional partners who can complement existing NEON products and supplement existing NEON product solutions. The Company also utilizes advertising, direct mail and public relations programs, participates in industry trade shows and organizes customer information seminars to promote the adoption and implementation of its application integration technologies.

     The Company believes that future growth will depend upon its success in developing and maintaining strategic relationships with distributors, resellers, and systems integrators. While the Company's current strategy is to increase the proportion of customers served through these indirect channels, indirect channel sales have accounted for no revenue to date. The Company is currently investing, and plans to continue to invest, significant resources for developing the indirect channels, which could adversely affect the Company's operating results if the Company's efforts do not generate license revenues necessary to offset such investment. The Company's inability to recruit and retain qualified third-party distributors, VARs and systems integrators could adversely affect the Company's results of operations. The Company's success in selling into this indirect distribution channel could also adversely affect the Company's average selling prices and result in lower gross margins, since lower unit prices are typically charged on sales through indirect channels.

TECHNOLOGY

     NEONet and its extension products and services are primarily targeted at enabling and facilitating the cooperation and interoperation of multiple applications of widely differing design and developmental generations. NEONet operates on a heterogeneous mix of hardware and underlying software platforms, utilizing existing transaction management capabilities found in the underlying operating environments.

     NEONet's core technologies have been integrated into an enterprise level information broker architecture that leverages the benefits of individual modules to deliver the following additional benefits:

     - Employs fully anonymous content-based publish-subscribe capabilities, with dynamic formatting and exactly once guaranteed delivery to abstract the translation and delivery of information across applications.

     - Simplifies the intrusion into new or legacy programs needed for such programs to interoperate.

     - Uses a non-programmatic and declarative rather than procedural definition toolset, allowing configuration and maintenance workloads to scale comfortably by describing formats for input and output as the number of interfaces increases.

     - Maintains transaction level reliability and state matching for the transmission of critical data.

     - Provides independent scaleability across all modules to service information-intensive enterprises.

     - Combines implicitly asynchronous architecture and high reliability to permit all nodes of a network to operate at enhanced efficiency.

     - Operates transparently over the wide range of computing hardware, network, and operating software often found in today's information technology environments.

  Proprietary Technologies

     Rules Engine. The Rules Engine combines the ability to support the high degree of expressiveness and flexibility of a Boolean logic model with predictable performance, previously available only in significantly less functional single field evaluation models. In addition, the Rules Engine is capable of supporting a high number of rules without suffering performance degradation. The Rules Engine examines the value of any field, or group of fields found in or derivable from the message using Boolean operators to determine subsequent actions. Using either the NEON GUI panels, or APIs provided by the Rules Engine for programmatic rules updates, subscribers can assert rules that will cause the Rules Engine to select only those instances of messages that meet their particular needs and specify their format and delivery instructions.

     Formatter. Applications exchanging data rarely use the same format even though the data may have consistent semantic meaning. Existing commercial reformatter tools, whether script or GUI-based, are typically procedural in nature, requiring that each conversion from one format to another be individually coded into the tool. This is particularly true when such applications are a mix of legacy, purchased, and newly developed applications. Accomplishing reformatting in the delivery layer frees programmers from having to manually code all of the transformations. The Formatter uses a declarative architecture, meaning that format structures and rules themselves are described during configuration and stored in a format repository. Conversion of one format to another is derived at execution time by the Formatter. The Formatter can interpret and build a wide range of fixed, variable, and recursive formats including proprietary and standard, and can derive as well as transform data using calculations, tables and exits.

     Messaging and Queuing. The Messaging and Queuing module provides a fast, simple and portable cross-platform guaranteed delivery messaging and queuing mechanism without the need to poll queues. A program sends a message to another by simply naming the target and sending it to NEONet. The sending program no longer needs to be concerned about the recipient's characteristics or even if it is currently available. The message is queued locally and is a recoverable component of the sender's transaction, which is then able to continue processing. A receiving program obtains one or more messages from NEONet as the messages become available or when the receiving program becomes available. The receipt of the message then becomes a recoverable component of the receiver's transaction, and the delivery of messages is guaranteed as to uniqueness and order.

RESEARCH AND DEVELOPMENT

     The Company has made substantial investments since inception in research and development. The Company first introduced NEONet in January 1996, and introduced next version releases in June, August and December 1996 and March 1997. Each new version of NEONet consisted of substantially rewritten code providing greater scaleability, higher performance, and greater integration capabilities.

     The Company's research and development efforts are focused primarily on the extension of NEONet's capabilities, additional hardware, operating system and network platform support, the development of additional functionality and libraries for targeted vertical markets, and quality assurance and testing. The Company's research and development staff is also engaged in advanced development efforts to exploit the Company's core technology and expand the markets for the Company's products. These areas include, for example, development of rules-based programming tools to replace conventional application logic, dynamic generation of interfaces between existing technology layers, and event-driven workflow dispatching and routing. The Company has adopted a policy of new product releases every three months. This provides a means to disseminate additional functionalities requested by customers as the Company continues to address specific targeted markets. In addition, the Company believes that this discipline spurs continual innovation and quality control throughout the development and quality assurance organizations. As of March 31, 1997, the Company's research and development staff consisted of 41 persons. The Company's research and development expenditures in 1995 and 1996 were $1.1 million and $3.7 million, respectively, and represented 88% and 51% of total revenues, respectively, during such periods. The Company's research and development expenses during the first quarter of 1997 were $1.2 million, representing 33% of total revenues for such period.

     Extension Products

     Foreign Transport Interface. Building interfaces to other Transport and Messaging systems (such as IBM's MQSeries), NEON is extending the power of the anonymous publish-subscribe architecture to users of those systems, and to additional systems for NEONet users.

     NEOCAS Interface and SWIFT Libraries. NEON is developing an interactive interface to the SWIFT banking and brokerage network using the SWIFT ALLIANCE gateway, proprietary NEON queuing and message management algorithms and a library of SWIFT formats pre-packaged in the Company's Formatter. This significantly reduces implementation time for NEON customers initially implementing or maintaining SWIFT applications.

     NEONworkflow. Using its high performance, scaleable Rules Engine, the Company is building a complex, event-driven workflow dispatching and routing system.

     NEONremote. Implements NEONet queuing and delivery and Internet transport
(HTTP) capability for Microsoft Windows 95 and Windows for Workgroups. Additionally, NEONremote facilitates mobile/ disconnected computing applications and supports resynchronization of data to enterprise databases over local and wide-area networks and the Internet.

     The markets for the Company's products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. As its product families mature, the Company expects that their gross margins may decline. The Company's future success will depend to a substantial degree upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards. The Company budgets for research and development based on planned product introductions and enhancements; however, actual expenditures may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that the Company will successfully develop, introduce or manage the transition to new products. The Company has in the past, and may in the future, experienced delays in the introduction of its products, due to factors internal and external to the Company. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect the Company's operating results, particularly on a quarterly basis. See "Risk Factors -- Rapid Technological Change; Limited Platform Coverage; Dependence on New Products."

COMPETITION

     The market for the Company's products is intensely competitive and is expected to become increasingly competitive as current competitors expand their product offerings and new competitors enter the market. In this regard, the Company believes that the application integration market is relatively new, such that there is great likelihood that additional, significant competitors will enter the market. The Company's current competitors include a large number of companies offering one or more solutions to the application integration problem, some of which are directly competitive with NEONet.

     To date, the Company has faced competition and sales resistance from the internal information technology departments of potential customers that have developed or may develop in-house systems that may substitute for those offered by the Company. The Company expects that internally developed application integration systems will continue to be a principal source of competition for the foreseeable future. In particular, the Company has had difficulties making sales to organizations whose internal development groups have already progressed significantly toward completion of systems that the Company's products might replace, or where the underlying technologies used by such groups differ fundamentally from the Company's.


     The Company's competitors also include software vendors targeting the enterprise-wide application integration market through various technological solutions. For example, IBM, Microsoft, BEA and others provide messaging and queuing solutions that compete with the NEONet Messaging and Queuing module. In the future these vendors could elect to provide a more complete integration solution that would also compete with NEONet's dynamic formatting and rules-based engine modules. In addition, a large number of other companies provide alternative solutions to application integration utilizing other technologies such as data sychronization and transaction monitoring, and a limited number of companies such as TIBCO offer subject-based publish/subscribe messaging systems designed to operate similarly to NEONet. The Company also faces competition from relational database vendors such as IBM, Oracle, Informix, Sybase and Microsoft, whose products currently and may in the future compete with NEONet.


     The Company also faces competition from systems integrators and professional service organizations, such as Andersen Consulting, Ernst & Young and KPMG Peat Marwick, which design and develop custom systems and perform custom integration. Certain of these firms may possess industry specific expertise or reputations among potential customers for offering enterprise solutions to application integration needs. These systems integration and consulting firms can be resellers of the Company's products and may engage in joint marketing and sales efforts with the Company. The Company relies upon such firms for recommendations of NEONet products during the evaluation stage of the purchase process, as well as for implementation and customer support services. These systems integration and consulting firms may have similar, and often more established, relationships with the Company's competitors, and there can be no assurance that these firms will not market or recommend software products competitive with the Company's products in the future.

     Most of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition, and a larger installed base of customers than the Company. In addition, many of the Company's competitors have well-established relationships with current and potential customers of the Company, have extensive knowledge of the application integration industry, and are capable of offering a single-vendor solution. As a result, the Company's competitors may be more able than the Company to devote significant resources toward the development, promotion and sale of their products and to respond more quickly to new or emerging technologies and changes in customer requirements. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company also expects that the competition will increase as a result of software industry consolidations. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressure faced by the Company will not materially adversely affect its business, operating results, and financial condition.

     The Company believes that the principal competitive factors affecting its market include product features such as heterogeneous computing platforms, responsiveness to customer needs, scaleability, adaptability, support of a broad range of functionality, performance, ease of use, quality, price, and availability of professional services for product implementation, customer service and support, effectiveness of sales and marketing efforts, and company and product reputation. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical, and other resources than the Company.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

     The Company relies on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. The Company presently has no patents, but has three patent applications pending.

     Despite the Company's efforts to protect its proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. Moreover, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. In addition, attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Accordingly, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third party copying or use, which could materially adversely affect the Company's business, operating results or financial condition. Moreover, there can be no assurance that others will not develop products that infringe the Company's proprietary rights, or that are similar or superior to those developed by the Company. Policing the unauthorized use of the Company's products is difficult. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.

     The Company also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability of the Company to maintain any of these technology licenses could result in delays or reductions in product shipments until equivalent technology could be identified, licensed and integrated. Any such delays or reductions in product shipments would materially adversely affect the company's business, operating results and financial condition.


     As is common in the software industry, the Company from time to time receives notices from third parties claiming infringement by the Company's products of such third parties' proprietary rights. On July 1, 1996, the Company was notified that the Company's products may infringe the proprietary rights of New Paradigm, an application integration software company. New Paradigm alleged that NeoNet's Formatter module will infringe certain claims set forth in a patent application filed in the United States and Europe. The Company does not believe such allegations have merit and, if pursued by New Paradigm, the Company intends to vigorously defend such claim. There can be no assurance, however, that other third parties will not claim infringement by the Company with respect to current or future products. The Company expects that application integration software developers will increasingly be subject to infringement claims as the number of products in different industry segments overlap, and the Company has recently become aware that a competitor may be contemplating asserting a patent infringement claim against the Company. Any claims, including the specific claim by New Paradigm or any other infringement claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements, any of which could have a material adverse effect upon the Company's business, financial condition and operating results. There can be no assurance that such royalty or licensing agreements, if required, would be available on terms acceptable to the Company, or at all. Moreover, the cost of defending patent litigation could be substantial, regardless of the outcome. There can be no assurance that legal action claiming patent infringement will not be commenced against the Company, or that the Company would necessarily prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event a patent claim against the Company was successful and the Company could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, the Company's business, financial condition and operating results would be materially adversely affected.

     The Company is also aware that a number of organizations are utilizing the names Neon, New Era and NEONet as either a trademark or tradename or both. In particular, the Company has received notices from NEON Systems, Inc. and Neon Software, Inc. alleging that the Company's use of NEON as a tradename and/or trademark violates such respective companies' proprietary rights. Such claims or any additional claims against the Company alleging trademark or tradename infringement could be time consuming and result in costly litigation. A successful claim regarding the infringement of a trademark and/or tradename could result in substantial monetary damages against the Company or an injunction prohibiting the use by the Company of the particular trademark or tradename. Any such injunction could materially adversely affect the Company's corporate or product name recognition and marketing efforts. Accordingly, any monetary damages or injunction could have a material adverse effect upon the Company's business, financial condition, and results of operations.

EMPLOYEES

     As of March 31, 1997, the Company employed 133 persons, including 66 in sales, marketing and field operations, 41 in research and development, 15 in finance and administration and 11 in client services. Of these, one is located in the United Kingdom, and the remainder are located in the United States. None of the Company's employees are represented by a labor union. The Company has experienced no work stoppages and believes its relationship with its employees is good. Competition for qualified personnel in the Company's industry is intense.

     The Company's future success will depend in large part upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement. The loss of any of the Company's senior management or other key research, development, sales and marketing personnel, particularly if lost to competitors, could have a material adverse effect on the Company's business, operating results and financial condition. In particular, the services of George F. (Rick) Adam, Jr., Chief Executive Officer, Harold Piskiel, Senior Vice President, Chief Technical Officer, or Robert I. Theis, Senior Vice President of Marketing, would be difficult to replace. The Company's future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. There is significant competition for employees with the skills required to perform the services offered by the Company and there can be no assurance that the Company will be able to continue to attract and retain sufficient numbers of highly skilled employees. Because of the complexity of the application integration software market, the Company has in the past experienced, and expects in the future to experience a significant time lag between the date on which technical and sales personnel are hired and the time at which persons become fully productive. If the Company is unable to manage the post-sales process effectively, its ability to attract repeat sales or establish strong account references could be adversely affected, which may materially affect the Company's business, operating results and financial condition. See "Management."

FACILITIES

     The Company's principal administrative, engineering, manufacturing, marketing and sales facilities total approximately 21,259 square feet, and are located in two buildings in Englewood, Colorado under subleases which begin to expire in December 1999. In addition, the Company leases offices in the metropolitan area of New York. Management believes that its current facilities are adequate to meet its needs through the next twelve months, and that, if required, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms.

LEGAL PROCEEDINGS

     As of the date hereof, there is no material litigation against the Company. From time to time, the Company is a party to litigation and claims incident to the ordinary course of business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, financial condition and operating results.

                                   MANAGEMENT

     The executive officers and directors of the Company and certain information about them are as follows:


                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
George F. (Rick) Adam, Jr.(1).............  50    Chairman of the Board, Chief Executive
                                                  Officer, President and Director
Harold A. Piskiel(2)......................  50    Senior Vice President, Chief Technical
                                                  Officer and Director
Stephen E. Webb...........................  48    Senior Vice President and Chief Financial
                                                  Officer
Robert I. Theis...........................  35    Senior Vice President of Marketing
Frederick T. Horn.........................  43    Senior Vice President of Product
                                                  Development and Client Services
Leonard M. Goldstein......................  50    Senior Vice President, Senior Counsel and
                                                  Secretary
Kevin Scully..............................  43    Senior Vice President of Sales and Field
                                                  Operations, Financial Services
Frank A. Russo, Jr........................  52    Senior Vice President of Sales and Field
                                                  Operations, Eastern Region
Evan G. Westenskow........................  49    Senior Vice President of Sales and Field
                                                  Operations, Western Region
Peter Hoversten...........................  42    Senior Vice President, Application
                                                  Development and Field Operations
Michael E. Jaroch.........................  52    Senior Vice President of Human Resources
James C. Parks............................  53    Vice President of Finance and Controller
Steve Lazarus(a)(b)(1)....................  65    Director
Mark L. Gordon(a)(3)......................  45    Director
James Reep(b)(2)..........................  45    Director


---------------

(a) Member of Compensation Committee.

(b) Member of Audit Committee.

(1) Mr. Adam and Mr. Lazarus are Class I Directors and will stand for re-election at the third annual meeting of the stockholders held after the Offering.

(2) Mr. Piskiel and Mr. Reep are Class II Directors and will stand for re-election at the second annual meeting of the stockholders held after the Offering.

(3) Mr. Gordon is a Class III Director and will stand for re-election at the first annual meeting of the stockholders held after the Offering.

     Mr. Adam has served as Chairman of the Board, Chief Executive Officer, President and a Director of the Company since founding the Company in June 1993. From 1987 to 1993, Mr. Adam was General Partner of Goldman, Sachs & Co. and served as the Chief Information Technology Officer. From 1980 to 1987, Mr. Adam was Chief Information Officer and Vice President of Personnel for Baxter Health Care Corporation. Mr. Adam received a B.S. degree from the U.S. Military Academy, West Point, New York and an M.B.A. from Florida State University.

     Mr. Piskiel has served as Senior Vice President, Chief Technical Officer and a Director of the Company since joining the Company in March 1995. From 1993 to 1995, Mr. Piskiel served as the Chief Architect and Project Manager for the Information Technology Division of Merrill Lynch & Co. From 1984 to 1993, Mr. Piskiel served as Vice President of Data Administration and Distribution Architecture at Goldman, Sachs & Co. Mr. Piskiel holds a B.A. degree from Long Island University.

     Mr. Webb has served as Senior Vice President and Chief Financial Officer of the Company since joining the Company in December 1996. Prior to December 1996, Mr. Webb served as the Executive Vice President and Chief Financial Officer of Telectronics Pacing Systems, Inc., an international manufacturer and distributor of implantable electronic cardiac devices, from April 1994 to December 1996. Prior to working at Telectronics Pacing Systems, Inc., Mr. Webb spent seventeen years with Hewlett-Packard Company, most recently as controller of the HP Software Business Unit. Mr. Webb holds a B.A. from Stanford University and an M.B.A. degree from the Harvard Graduate School of Business.

     Mr. Theis has served as Senior Vice President of Marketing since joining the Company in October 1996. Prior to joining the Company, Mr. Theis served as Managing Director of the Worldwide Financial Services Industry Group of Sun Microsystems, Inc. from April 1986 to October 1996. Prior to joining Sun Microsystems, Mr. Theis served as the workstation program manager for Silicon Graphics. Mr. Theis received a B.S. degree from the University of Pittsburgh, Pennsylvania.

     Mr. Horn has served as Senior Vice President of Product Development and Client Services since joining the Company in July 1996. From January 1994 to July 1996, Mr. Horn was a partner with Ernst & Young, LLP in the Management Consulting Group, where he specialized in financial industry consulting. From February 1992 through December 1993, Mr. Horn was a Managing Director of SHL Systemhouse, a software services firm. Prior to joining SHL Systemhouse, Mr. Horn served as a Vice President of Goldman, Sachs & Co. Mr. Horn received his B.A. degree from Northwestern University.

     Mr. Goldstein has served as Senior Vice President, Senior Counsel and Secretary since joining the Company in July 1996. From 1976 to July 1996, Mr. Goldstein practiced law privately with the firm of Feder, Morris, Tamblyn and Goldstein, for which firm he served as Managing Partner and President. Mr. Goldstein holds a B.A. degree from American University and a J.D. degree from the State University of New York at Buffalo School of Law.

     Mr. Scully joined the Company in January 1996 as Senior Vice President of Sales and Field Operations, Financial Services. From February 1994 to January 1996, Mr. Scully served as a Vice President in charge of Global Information Technology, for all of the trading groups of J.P. Morgan & Co. From January 1992 to December 1994, Mr. Scully served as a Director of the Fixed Income Trading Department at CS First Boston. Prior to CS First Boston, Mr. Scully was the global Chief Information Officer and Senior Vice President for Sumitomo Bank Capital Markets division of Sumitomo Bank. Mr. Scully holds a B.S. degree from Marietta College.

     Mr. Russo has served as Senior Vice President of Sales and Field Operations, Eastern Region since joining the Company in March 1996. Prior to March 1996, Mr. Russo served as the President and Chief Executive Officer of Strategic Marketing Information, Inc. From 1989 to 1991, Mr. Russo served as President of Spectrum Healthcare Solutions. From 1987 through 1989, Mr. Russo served as President of Baxter-Travenol's Systems Division. Mr. Russo holds B.B.A. and M.B.A. degrees from Adelphi University.

     Mr. Westenskow has served as Senior Vice President of Sales and Field Operations, Western Region since joining the Company in March 1996. From September 1994 to March 1996, Mr. Westenskow served as Vice President of Sales for MIACO, a consulting and training company specializing in relational databases. From May 1991 to May 1994, Mr. Westenskow served as the Vice President of Field Operations at ASK Group, a database and manufacturing software company. Prior to joining ASK Group, Mr. Westenskow held a variety of sales management positions at Hewlett-Packard Company, most recently as area sales manager. Mr. Westenskow holds a B.S. degree from University of Utah.


     Mr. Hoversten has served as Senior Vice President, Application Development and Field Operations since May 1, 1997. From January 1989 to March 1997, Mr. Hoversten served as a Vice President of Technology at Goldman Sachs & Co. Mr. Hoversten holds a B.S. degree from the University of Pennsylvania.


     Mr. Jaroch has served as Senior Vice President of Human Resources since he joined the Company in April 1996. From 1995 to 1996, Mr. Jaroch served as Senior Consultant to Intersource Executive Search, an executive recruiting firm. From 1990 to 1995, Mr. Jaroch served as the Senior Human Resources Administra-tor for Lockheed Aeronautical Systems Company. Mr. Jaroch received a B.S. degree from Northern Illinois University and an M.B.A. degree from the Lake Forest Graduate School of Business.

     Mr. Parks has served as Vice President of Finance and Controller of the Company since joining the Company in January 1996. From 1984 through January 1996, Mr. Parks consulted for various start-up technology companies in the roles of Chief Financial Officer and Controller. Prior to 1984, Mr. Parks served as a Manager of Arthur Andersen in Denver, Colorado. Mr. Parks holds a B.A. degree from University of Northern Colorado and an M.B.A. degree from the University of Denver, Colorado.

     Mr. Lazarus has served as a Director of the Company since April 1995. Since 1986, Mr. Lazarus has served as a senior principal of various venture capital funds associated with ARCH Venture, including President and Chief Executive Officer of ARCH Development Corporation and Managing Director of ARCH Venture Partners. From 1986 to 1994, Mr. Lazarus served as the Associate Dean of the Graduate School of Business of the University of Chicago. He currently serves as a director of Amgen, Primark and Illinois Superconductor. Mr. Lazarus holds a B.A. degree from Dartmouth College and an M.B.A. degree from the Harvard Graduate School of Business.

     Mr. Gordon has served as a Director of the Company since the Company's inception. Since 1980, Mr. Gordon has been a partner in the law firm of Gordon & Glickson PC, directing the firm's information communications and computer technology practice. Mr. Gordon holds a B.A. degree from the University of Michigan and a J.D. degree from the Northwestern University School of Law.

     Mr. Reep has served as a Director of the Company since March 1996. Since 1980, Mr. Reep has served as Chairman and Director of First Consulting Group, an information consulting firm specializing in health care systems that he co-founded. Mr. Reep holds a B.S. degree from California State University at Long Beach and an M.B.A. degree from the University of Chicago.

     The Company's Amended and Restated Bylaws (the "Bylaws"), as amended, effective upon the completion of the Offering, provide for five directors divided into three classes. The initial term of Class III directors is through the first annual meeting of stockholders following the Offering, the initial term of Class II directors is through the second annual meeting of stockholders following the Offering, and the initial term of Class I directors is through the third annual meeting of stockholders following the Offering, and the subsequent terms for directors of each class is three years, in each case until their successors have been elected and qualified. Officers serve at the discretion of the Board. There are no familial relationships among any of the directors or officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's incentive plans. The Audit Committee reviews the results and scope of the audit and other accounting related services and reviews and evaluates the Company's internal audit and control functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Messrs. Lazarus and Gordon, neither of whom is an officer or employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

DIRECTOR COMPENSATION

     With the exception of Mr. Gordon, directors receive no cash remuneration for serving on the Board. Non-employee directors are entitled to participate in the Company's 1997 Director Option Plan. See "Management -- Employee Benefit Plans -- 1997 Director Stock Option Plan." Mr. Gordon is currently paid a yearly stipend of $10,000 for serving as a director.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company during the fiscal year ended December 31, 1996 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of the 1996 fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                        ANNUAL           COMPENSATION AWARDS
                                                    COMPENSATION(1)     ---------------------
                                        FISCAL    -------------------   SECURITIES UNDERLYING
     NAME AND PRINCIPAL POSITION         YEAR      SALARY    BONUS(2)          OPTIONS
     ---------------------------        ------    --------   --------   ---------------------
George F. (Rick) Adam, Jr.............   1996     $140,000   $40,000                 --
  Chairman of the Board, Chief
  Executive Officer, President and
  Director
Harold A. Piskiel.....................   1996      140,000        --             26,666
  Senior Vice President, Chief
  Technical Officer and Director
Kevin Scully..........................   1996      182,290        --             57,064
  Senior Vice President of Sales and
  Field Operations, Financial Services
Frank A. Russo, Jr....................   1996      118,921        --             46,932
  Senior Vice President of Sales and
  Field Operations, Eastern Region
Evan G. Westenskow....................   1996      105,912        --             48,531
  Senior Vice President of Sales and
  Field Operations, Western Region

---------------

(1) These amounts reflect salary and bonus paid for the full fiscal year 1996. Excludes certain perquisites and other personal benefits, such as life insurance premiums paid by the Company. In the case of Kevin Scully, Frank
    A. Russo, Jr., and Evan G. Westenskow, salary includes commissions earned in 1996.

(2) Includes bonus amounts earned in the first fiscal year indicated even though such bonus amounts may be paid in a subsequent fiscal year.

  Option Grants and Exercises in Last Fiscal Year

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL
                                                   INDIVIDUAL GRANTS(1)                       REALIZABLE VALUE
                               ------------------------------------------------------------      AT ASSUMED
                                                    PERCENT OF                                 ANNUAL RATES OF
                                                      TOTAL                                      STOCK PRICE
                                   NUMBER OF         OPTIONS                                  APPRECIATION FOR
                                  SECURITIES        GRANTED TO      EXERCISE                   OPTION TERM(2)
                                  UNDERLYING       EMPLOYEES IN      PRICE       EXPIRATION   -----------------
            NAME               OPTION GRANTED(#)   FISCAL YEAR    ($/SECURITY)      DATE        5%        10%
            ----               -----------------   ------------   ------------   ----------   -------   -------
George F. (Rick) Adam, Jr....            --              --             --          --             --        --
Harold A. Piskiel............        20,000            2.4%          $2.25         3/15/01     12,434    27,473
                                      6,666              --           9.00        12/20/01     16,576    36,626
Kevin Scully(3)..............        46,666             5.1           2.25         1/08/01     29,011    64,102
                                      2,086              --           2.25         5/31/01      1,297     2,865
                                        967              --           7.25         7/31/01      1,937     4,280
                                      1,242              --           7.25         8/31/01      2,488     5,497
                                      1,570              --           7.25         9/30/01      3,145     6,949
                                      1,600              --           7.25        10/31/01      3,205     7,082
                                        533              --           7.25        11/30/01      1,068     2,359
                                      2,400              --           9.00        12/31/01      5,968    13,187
Frank A. Russo, Jr.(3).......        46,666             4.2           2.25         3/01/01     29,011    64,102
                                        266              --           7.25         9/30/01        533     1,177
Evan G. Westenskow(3)........        46,666             4.3           2.25         3/25/01     29,011    64,102
                                        455              --           7.25         8/31/01        911     2,014
                                         77              --           7.25         9/30/01        154       341
                                        533              --           7.25        11/30/01      1,068     2,359
                                        800              --           9.00        12/31/01      1,989     4,396

---------------

(1) Each of these options was granted pursuant to the Company's 1995 Stock Option Plan and is subject to the terms of such plan as described herein.

(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the hypothetical gains or "options spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT FISCAL YEAR-        IN-THE-MONEY OPTIONS
                                  SHARES                            END:                 AT FISCAL YEAR-END(1):
                                 ACQUIRED      VALUE     ---------------------------   ---------------------------
             NAME               ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------   -----------   -------------   -----------   -------------
George F. (Rick) Adam, Jr.....         --          --          --             --              --              --
Harold A. Piskiel.............         --          --       7,777         65,555         $52,495      $  397,500
Kevin Scully(2)...............         --          --      10,398         46,666          24,459         315,000
Frank A. Russo, Jr.(2)........         --          --         266         46,666             468         315,000
Evan G. Westenskow(2).........         --          --       1,865         46,666           1,871         315,000

---------------

(1) Based upon the estimated fair market value of Common Stock as of December 31, 1996 ($9.00), minus the per share exercise price, multiplied by the number of shares underlying the option. Except as referred below, options granted pursuant to the Company's 1995 Stock Option Plan vest according to the following schedule: one-sixth upon the expiration of one year from the date of grant; one-third upon the expiration of the second year from the date of grant; one-half upon the expiration of the third year from the date of grant. Certain options granted upon the attainment of certain sales targets are fully vested upon the date of grant.

(2) Includes 10,398 options for Kevin Scully, 266 options for Frank A. Russo, Jr., and 1,865 options for Evan G. Westenskow, all of which options were fully vested upon the date of grant. The Company grants fully vested options to members of the sales force upon the achievement of certain revenue targets.

EMPLOYEE BENEFIT PLANS

1995 Stock Option Plan.

     The Company's Amended and Restated 1995 Stock Option Plan (the "1995 Stock Option Plan") was adopted in 1995, amended in 1996 and amended and restated in January 1997. The 1995 Stock Option Plan provides for the grant to employees of the Company (including officers and employee directors) of incentive stock options and stock purchase rights ("SPRs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of nonstatutory stock options to employees and consultants of the Company. The 1995 Stock Option Plan is administered by the Board of Directors or a committee designated by the Board of Directors (the "Administrator"), which selects the optionees, determines the number of shares to be subject to each option and determines the exercise price of each option. An aggregate of 2,333,333 shares of Common Stock are reserved for issuance under the 1995 Stock Option Plan, of which, as of March 31, 1997, options to purchase an aggregate of 1,353,712 shares were outstanding and an aggregate of 941,925 shares remained available for future grants. The exercise price of all incentive stock options granted under the 1995 Stock Option Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options granted under the 1995 Stock Option Plan shall be determined by the Administrator. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options granted under the 1995 Stock Option Plan may not exceed ten years.

     In the event of a Change in Control of the Company, as defined in the 1995 Stock Option Plan, all outstanding options granted under the plan prior to December 31, 1996 shall become vested and exercisable in full and shall be assumed or an equivalent option substituted by the successor corporation; if the successor corporation refuses to assume or substitute for such options, then such options shall be exercisable in full for a period of fifteen days after notice from the Administrator, and shall thereafter terminate. With respect to options granted on or after January 1, 1997, upon any Change in Control each such option shall be assumed or an equivalent option substituted by the successor corporation or, if the successor corporation refuses to assume or substitute for the outstanding options, such options will become fully vested and exercisable for a period of fifteen days after notice from the Administrator, and shall thereafter terminate; in addition, each holder of an option granted under the plan on or after January 1, 1997 and assumed or substituted upon a change in control shall be entitled to an additional twelve months of vesting following any involuntary termination of the optionee's employment with the successor corporation within twelve months following the Change in Control. Unless terminated sooner, the 1995 Stock Option Plan will terminate ten years from its effective date. The Board has authority to amend or terminate the 1995 Stock Option Plan, provided that no such action may impair the rights of the holder of any outstanding options without the written consent of such holder.

     Options and SPRs granted under the 1995 Plan are not generally transferable by the optionee except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by such optionee. Generally, options granted under the 1995 Plan must be exercised within thirty days of the end of an optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option term. In the case of SPRs, unless the Administrator determines otherwise, the Company will have a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). Such repurchase option lapses at a rate determined by the Administrator. The purchase price for shares repurchased by the Company will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company.

1997 Employee Stock Purchase Plan.

     The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted in January 1997 and will become effective upon the closing of the Offering. A total of 216,666 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan is intended to qualify under
Section 423 of the Code. Offering periods may be up to 24 months in duration and may include several purchase periods as determined by the Board. The initial offering period will commence on the date of the Offering and end on the last business day on or prior to August 15, 1997, and subsequent offering periods are initially expected to end on February 15 and August 15 of each year. Employees are eligible to participate if they are regularly employed by the Company for at least twenty hours per week and more than five months in any calendar year.

     The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's eligible compensation (20% in the first offering period), including base salary, commissions, bonuses, overtime and other cash compensation, at a price equal to 85% of the fair market value of the Common Stock at the beginning of each offering period or the purchase date, whichever is lower. In the event of certain changes in control of the Company, the Purchase Plan provides that the Board of Directors will shorten the offering period by setting a new purchase date to occur before the change in control event. Unless terminated sooner, the Purchase Plan will terminate ten years after its effective date. The Board of Directors has the authority to amend or terminate the Purchase Plan provided that no such action adversely affects the rights of any participant.

1997 Director Option Plan

     The Board of Directors adopted the 1997 Director Option Plan (the "Director Plan") in January 1997 to provide for the automatic grant to non-employee directors of the Company of options to purchase shares of Common Stock. The Director Plan is administered by the Board, unless the Board delegates administration to a committee. An aggregate of 100,000 shares of Common Stock has been reserved for issuance under the Director Plan, subject to adjustment in the event of certain capital changes. Each non-employee director who first becomes a director after the effective date of the Offering shall automatically be granted an option to purchase 16,666 shares on the date on which such person first becomes a non-employee director. In addition, each non-employee director shall be automatically granted an option to purchase 5,000 shares each year commencing on the day after the annual stockholder meeting. Options granted under the Director Plan expire ten years after the date of grant and have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Initial options granted under the Director Plan shall become exercisable cumulatively after three years as to one-third of the shares subject to the option on each anniversary of the grant date, provided the optionee continues to serve as a director. Each annual grant under the Director Plan shall become exercisable in full on the third anniversary of the grant date, provided the optionee continues to serve as a director. In the event of any Change in Control of the Company, as defined in the Director Plan, outstanding options under the Director Plan must be assumed (or an equivalent option substituted) by the successor corporation, or the options shall become exercisable in full for at least 15 days after notice by the Company. In addition, if within one year following such a Change in Control a director shall involuntarily cease to be a director, the director shall be entitled to option vesting through the date of termination as a director plus one additional year thereafter.

     Prior to the adoption of the Director Plan, the directors of the Company received the following grants under the 1995 Stock Option Plan; Mark Gordon was granted options to purchase an aggregate of 13,333 shares of Common Stock at an exercise price of $2.25 per share, of which 2,222 shares were vested at March 31, 1997; and James Reep was granted options to purchase an aggregate of 13,333 shares of Common Stock of at an exercise price of $2.25 per share, of which 2,222 shares were vested at March 31, 1997.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide that the Company shall indemnify its officers and directors, and may indemnify its employees and other agents to the fullest extent provided by Delaware law. The Company has obtained director and officer liability insurance with respect to certain matters, including matters arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any director or officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     Since the Company's inception in June 1993, the Company has issued, in private placement transactions, shares of its Preferred Stock as follows: an aggregate of 9,169,028 shares of Series A Preferred Stock (2,037,562 shares of Common Stock issuable upon conversion thereof) for aggregate consideration of $2.0 million in May 1995; 6,183,339 shares of Series B Preferred Stock (1,374,075 shares of Common Stock issuable upon conversion thereof) for aggregate consideration of approximately $1.9 million in September 1995; and 4,664,596 shares of Series C Preferred Stock (1,036,577 shares of Common Stock issuable upon conversion thereof) for aggregate consideration of approximately $7.5 million in June 1996. All such Preferred Stock will convert into an aggregate of 4,448,214 shares of Common Stock upon the completion of this Offering. The following table summarizes the shares of Preferred Stock purchased by executive officers, directors and five percent stockholders of the Company and persons associated with them:

                                     SERIES A          SERIES B          SERIES C        TOTAL SHARES
            INVESTOR              PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK   AS CONVERTED(1)
            --------              ---------------   ---------------   ---------------   ---------------
ARCH Venture Fund II, L.P.(2)...     2,292,257         1,236,668           745,342           949,836
George F. (Rick) Adam, Jr.......     6,876,771                --                --         1,528,171
Venrock Associates(3)...........            --         4,478,386         1,204,969         1,262,966
Terence J. Garnett..............            --           468,285            37,267           112,345
Merrill Lynch Group, Inc........            --                --         1,863,354           414,079
The Hamilton Companies,
  LLC(5)........................            --                --           813,664           180,814

---------------

(1) Upon the closing of the Offering, each share of the Company's Series A Preferred, Series B Preferred, and Series C Preferred Stock will be converted into shares of Common Stock at a two-for-nine conversion ratio.

(2) ARCH Venture Fund II, L.P. is a limited partnership managed by ARCH Management Partners II, L.P. ARCH Venture Partners, L.P. is the general partner of Arch Management Partners II, L.P. Steve Lazarus, a director of the Company, is a general partner of ARCH Venture Partners, L.P. and exercises voting control over the shares beneficially owned by ARCH Venture Fund II, L.P.

(3) Includes 3,080,714 shares of Series B Preferred Stock and 747,081 of Series C Preferred Stock held by Venrock Associates, are 1,397,672 shares of Series B Preferred Stock and 457,888 shares of Series C Preferred Stock held by Venrock Associates II, L.P.

     The shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to certain registration rights. See "Description of Capital
Stock -- Registration Rights."

     In March 1995, the Company issued 133,333 shares of Common Stock to Mr. Piskiel in exchange for an aggregate consideration of $18,000.

     Mr. Adam is the owner of Air America LLC, a private air charter company that has provided service to the Company. Total expenses for services rendered by Air America LLC to the Company were $84,506 in 1995. No services in excess of $60,000 were provided by Air America LLC to the Company in 1996.

     In January 1994, the Company entered into a revolving credit line with Mr. Adam providing for borrowings by the Company of up to $1.0 million. The outstanding indebtedness of $1.0 million under this credit line was repaid in May 1995 in connection with the Company's Series A Preferred Stock financing; Mr. Adam purchased a total of 6,876,771 shares of Series A Preferred Stock in exchange for cancellation of the $1.0 million of indebtedness, payment by Mr. Adam of $500,000 in cash and surrender by Mr. Adam of a total of 1,018,781 shares of Common Stock.

     The Company is party to a royalty agreement with Merrill Lynch under which the Company is obligated to pay royalties to Merrill Lynch on net revenues from licenses of NEONet, up to a total of $1.9 million. the royalty rate was 30% through 1996 and was revised to 10% in January 1997. Merrill Lynch is a stockholder of the Company. In addition, Merrill Lynch is a licensee of the Company's NEONet products.

     The Company has granted options to certain of its directors and executive officers. See "Management -- Option Grants in Last Fiscal Year," "-- Employee Benefit Plans -- 1997 Director Option Plan" and "Principal Stockholders."

     The Company intends to enter into indemnification agreements with each of its officers and directors upon the effectiveness of this Offering. See "Management -- Limitation of Liability and Indemnification Matters."

     Mark L. Gordon, a director of the Company, is a partner at Gordon & Glickson, a law firm that has provided legal services for the Company. During 1995 and 1996, the total amounts paid to Gordon & Glickson by the Company for services performed was $78,766 and $198,932, respectively.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from affiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.


                                                                                     PERCENTAGE OF
                                                                                      TOTAL (1)(2)
                                                                                 ----------------------
        DIRECTORS, NAMED EXECUTIVE OFFICERS             NUMBER OF SHARES          BEFORE        AFTER
                AND 5% STOCKHOLDERS                  BENEFICIALLY OWNED (1)      OFFERING      OFFERING
        -----------------------------------          ----------------------      --------      --------
George F. (Rick) Adam, Jr. (2).....................         2,749,389             47.1 %        33.8 %
  c/o NEON, Inc.
  7400 East Orchard Road, Suite 230
  Englewood, CO 80111
Harold A. Piskiel (3)..............................           144,443             2.5           1.8
Venrock Associates(4)..............................           850,621             14.6          10.4
Venrock Associates II, LP (4)......................           412,345             7.1           5.1
  c/o 30 Rockefeller Plaza
  Room 5508
  New York, NY 10112
ARCH Venture Fund II, L.P. (5).....................           949,836             16.3          11.7
  c/o 135 S. LaSalle Street, Suite 3702
  Chicago, IL 60603
Merrill Lynch Group, Inc. (6)......................           414,078             7.1           5.1
  c/o Merrill Lynch Group, Inc.
  World Financial Center, North Tower
  New York, NY 10281
Kevin Scully (7)...................................            29,107              *             *
Frank A. Russo, Jr. (8)............................             9,109              *             *
Evan G. Westenskow (9).............................            11,508              *             *
Steve Lazarus (10).................................           949,836             16.3          11.7
Mark L. Gordon (11)................................             2,222              *             *
James Reep (11)....................................             2,222              *             *
All directors and executive officers
  as a group (14 people) (12)......................         3,933,389             66.2 %        47.7 %


---------------

  *  Less than 1%.

 (1) Assumes no exercise of the Underwriters' over-allotment option. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage of ownership is based on 5,840,461 shares of Common Stock outstanding on March 31, 1997 and 8,140,461 shares of Common Stock outstanding after completion of the Offering. Share ownership gives effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock upon completion of the Offering.

 (2) Includes 100,000 shares of Common Stock held in the name of Adams Investment I, LLP, George F. Adam, III; 100,000 shares of Common Stock held in the name of Adams Investment II, LLP, John C. Adam; 37,333 shares held in the name of Adams Investment III, LLP, George F. Adam, Jr., Trustee for Gregory S. Adam; and 37,333 shares of Common Stock held in the name of Adams Investment IV, LLP, George F. Adam, Jr., Trustee for Rebecca Adam.

 (3) Includes 11,110 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of the Offering.

 (4) Includes 850,621 shares of Common Stock issuable upon conversion of 3,827,795 shares of Preferred Stock held by Venrock Associates, L.P. and 412,345 shares of Common Stock issuable upon conversion of 1,855,560 shares of Preferred Stock held by Venrock Associates II, L.P.

 (5) Includes 949,836 shares of Common Stock issuable upon conversion of 4,274,267 shares of Preferred Stock held by ARCH Venture Fund II, L.P., of which Steven Lazarus exercises voting control.

 (6) Includes 414,078 shares of Common Stock issuable upon conversion of 1,863,354 shares of Preferred Stock held by Merrill Lynch Group, Inc., a wholly owned subsidiary of Merrill Lynch.

 (7) Consists of 29,107 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of the Offering.

 (8) Consists of 9,109 shares issuable upon the exercise of stock options exercisable within 60 days of the Offering.

 (9) Consists of 11,508 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of the Offering.

(10) Consists of 949,836 shares held by ARCH Venture Fund II, L.P., as to which Mr. Lazarus disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(11) Consists of 2,222 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of the Offering.

(12) Includes an aggregate of 97,498 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of the Offering.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon completion of the Offering, the authorized capital stock of the Company shall consist of 45,000,000 shares of Common Stock, $0.0001 par value per share, and 2,000,000 shares of Preferred Stock, $0.0001 par value per share.

COMMON STOCK

     As of March 31, 1997, there were 5,840,461 shares of Common Stock outstanding held of record by 21 stockholders (assuming the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this Offering). The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of this Offering will be fully paid and non-assessable.

PREFERRED STOCK

     The Company is authorized to issue 2,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

WARRANT

     In connection with the loan and security agreement entered into in April 1996 with Silicon Valley Bank, the Company issued a warrant (the "Warrant") to purchase 31,056 shares of Series C Preferred Stock at an exercise price of $1.61 per share, which, following the automatic conversion of Series C Preferred Stock into Common Stock upon completion of this Offering, will be exercisable for 6,901 shares of Common Stock at an exercise price of $7.25 per share. Upon exercise, the holder of such warrant is entitled to the registration rights set forth in the Rights Agreement. See "Description of Capital Stock -- Registration Rights.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement dated as of May 9, 1995, as amended September 20, 1995 and June 3, 1996, among the Company and certain holders of its securities (the "Rights Agreement"), the holders of approximately 4,466,666 shares of Common Stock (the "Registrable Securities") after this Offering will be entitled to certain rights with respect to the registration of the Registrable Securities under the Securities Act. Under the Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other stockholders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities therein. Further, holders of Registrable Securities may require the Company to register all or a portion of their Registrable Securities on Form S-3, when such form becomes available for use by the Company, subject to certain conditions and limitations. The holders' rights with respect to all such registrations are subject to certain conditions, including the right of the underwriters to limit the number of shares included in any such registration. With respect to all registrations, other than those on Form S-3, the Company has agreed to pay all expenses related thereto, except for underwriting discounts and commissions and stock transfer taxes.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time during the prior three years has owned) 15% or more of the corporation's voting stock.

     The Company's Bylaws require that special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or by holders of at least 20% of the voting power of all then-outstanding shares of voting stock. The Company's Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. In addition, the Board of Directors is divided into three classes. The initial term of Class III directors is through the first annual meeting of stockholders following the Offering, the initial term of the Class II directors is through the second annual meeting of stockholders following the Offering, and the initial term of the Class I directors is through the third annual meeting of stockholders following the Offering, and the subsequent terms for directors of each class is three years, in each case until their successors have been elected and qualified. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First National Bank of Boston.

LISTING

     The Company has applied to list its Common Stock on the Nasdaq National Market under the symbol NEON. The Company has not applied to list its Common Stock on any other exchange or quotation system.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this Offering, the Company will have outstanding an aggregate of 8,140,461 shares of Common Stock (8,485,461 if the Underwriters' over-allotment option is exercised in full). Of the total outstanding shares of Common Stock, the 2,300,000 shares of Common Stock sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (in which case resales by the affiliates would be subject to certain volume limitations and other restrictions described below).

     The remaining 5,840,461 shares of Common Stock held by existing stockholders upon consummation of this Offering are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Stock"). In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years (including, if the shares are transferred, the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to "market makers", within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of such class of the Common Stock (approximately 81,404 shares immediately after this Offering) or (ii) generally, the average weekly trading volume in such class of the Common Stock during the four calendar weeks preceding the filing of Form 144 with respect to such sale, and subject to certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the volume and other requirements described above. Shares of Common Stock that would otherwise be deemed "restricted securities" could be sold at any time through an effective registration statement relating to such shares of Common Stock.

     The Company and each of its stockholders and optionholders have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of UBS Securities LLC (the "Lock Up Agreements").

     Due to the resale restrictions under Rule 144 and the Lock Up Agreements, no shares of Restricted Stock will be eligible for resale into the public market on the date of this Offering, except as UBS Securities LLC may consent. Beginning 180 days following the date of this Prospectus (or such earlier date on which UBS Securities LLC may elect to release the Lock Up Agreements), an aggregate of 5,840,461 shares of Restricted Stock will first become eligible for sale in the public market pursuant to Rule 144 and the expiration of the Lock Up Agreements, subject to certain volume limitations and other resale restrictions pursuant to Rule 144. In addition, the Company intends to file a Registration Statement on Form S-8 after the effective date of this Offering to register an aggregate of 2,333,333 shares of Common Stock issuable pursuant to the Company's Amended and Restated 1995 Stock Option Plan (of which options to purchase an aggregate of 1,353,712 shares were outstanding as of March 31, 1997, including an aggregate of 145,752 option shares which were vested and exercisable as of such date), an aggregate of 216,666 shares issuable pursuant to the Company's 1997 Employee Stock Purchase Plan and an aggregate of 100,000 shares of Common Stock issuable pursuant to the Company's 1997 Director Option Plan; due to the Lock Up Agreements, shares issuable pursuant to such plans will not be eligible for resale into the public market until 180 days following the date of this Prospectus (or such earlier date on which UBS Securities LLC may elect to release the Lock Up Agreements). See "Management -- Employee Benefit Plans."

     Holders of an aggregate of approximately 4,466,666 shares of Common Stock have the right to require the Company to register their shares of Common Stock under certain circumstances.

     Prior to this Offering, there has not been any public market for the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial additional amounts of Common Stock in the public market, or the perception that such sales may occur, could materially adversely affect the prevailing market price of the Common Stock.

                                  UNDERWRITING

     Subject to the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below (the "Underwriters"), for whom UBS Securities LLC and Cowen & Company are serving as Representatives (the "Representatives"), have agreed to purchase, from the Company the following respective number of shares of Common Stock.

                                                                 TOTAL
                                                               NUMBER OF
                        UNDERWRITERS                            SHARES
                        ------------                           ---------
UBS Securities LLC..........................................
Cowen & Company.............................................

                                                               ---------
          Total.............................................   2,300,000
                                                               =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel, and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

     The Underwriters propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $     per share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $     per share to other Underwriters or to certain other dealers.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 345,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered hereby.


     The Underwriters have agreed, at the request of the Company, to reserve for sale to Peter Hoversten, Senior Vice President Application Development and Field Operations, approximately 15,000 shares of Common Stock offered hereby.


     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     All officers, directors, stockholders and option holders of the Company have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of UBS Securities LLC, subject to certain limited exceptions. See "Shares Eligible for Future Sale."

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriters create a short position in the Common Stock in connection with the offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of any security. Neither the Company nor any of the Underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discounted without notice.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Cooley Godward LLP, Boulder, Colorado.

                                    EXPERTS

     The financial statements of New Era of Networks, Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

     The Company intends to furnish to its stockholders annual reports containing audited financial statements with an opinion thereon expressed by an independent certified public accounting firm, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

     The Company has filed with the Securities and Exchange Commission a Registration Statement (including any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of this site is http://www.sec.gov.

                           NEW ERA OF NETWORKS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To New Era of Networks, Inc.:

     We have audited the accompanying consolidated balance sheets of NEW ERA OF NETWORKS, INC. (a Delaware corporation) as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Era of Networks, Inc., as of December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Denver, Colorado,
  January 17, 1997.

                           NEW ERA OF NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------     MARCH 31,
                                                                 1995           1996           1997
                                                              -----------    -----------    -----------
                                                                                            (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................  $ 1,135,027    $ 3,387,466    $ 1,640,766
  Short-term investments....................................      102,532             --             --
  Accounts receivable, net of an allowance for uncollectible accounts of $30,000, $150,000 and $200,000,
    respectively............................................      590,332      2,229,417      3,656,536
  Prepaid expenses and other................................       29,465         83,984        150,531
                                                              -----------    -----------    -----------
         Total current assets...............................    1,857,356      5,700,867      5,447,833
                                                              -----------    -----------    -----------
Property and Equipment:
  Computer equipment and software...........................      337,993      1,132,049      1,319,708
  Furniture, fixtures and equipment.........................       90,568        363,720        368,177
  Leasehold improvements....................................        3,151         33,050         43,563
                                                              -----------    -----------    -----------
                                                                  431,712      1,528,819      1,731,448
  Less -- accumulated depreciation..........................      (98,445)      (401,364)      (521,507)
                                                              -----------    -----------    -----------
  Property and equipment, net...............................      333,267      1,127,455      1,209,941
                                                              -----------    -----------    -----------
Other Assets................................................       18,590        244,416        715,459
                                                              -----------    -----------    -----------
         Total assets.......................................  $ 2,209,213    $ 7,072,738    $ 7,373,233
                                                              ===========    ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $   159,770    $   469,640    $   936,912
  Accrued liabilities.......................................      116,814      1,369,634      1,797,394
  Notes payable to banks (Note 3)...........................           --      1,100,553      1,154,055
  Deferred revenue..........................................       23,500        175,300        265,300
                                                              -----------    -----------    -----------
         Total current liabilities..........................      300,084      3,115,127      4,153,661
Notes payable to banks (Note 3).............................           --        442,277        386,840
Note payable to stockholder (Note 3)........................      318,158             --             --
                                                              -----------    -----------    -----------
         Total liabilities..................................      618,242      3,557,404      4,540,501
                                                              -----------    -----------    -----------
Commitments and Contingencies (Note 7)
Stockholders' Equity (Note 5):
  Preferred stock --
    Series A, $.01 par value, convertible preferred stock,
      9,169,028 shares authorized, issued and outstanding,
      entitled to a preference in liquidation of
      $2,000,000............................................    2,000,000      2,000,000      2,000,000
    Series B, $.01 par value, convertible preferred stock,
      6,183,339 shares authorized, issued and outstanding,
      entitled to a preference in liquidation of
      $1,875,000............................................    1,875,000      1,875,000      1,875,000
    Series C, $.01 par value, convertible preferred stock,
      4,664,596 shares authorized, issued and outstanding,
      entitled to a preference in liquidation of
      $7,510,000............................................           --      7,510,000      7,510,000
                                                              -----------    -----------    -----------
         Total preferred stock..............................    3,875,000     11,385,000     11,385,000
  Common stock, $.0001 par value, 45,000,000 shares
    authorized, 1,336,774, 1,359,091 and 1,392,247 shares
    issued and outstanding, respectively....................          133            136            139
  Additional paid-in capital................................       18,409        141,543        243,338
  Accumulated deficit.......................................   (2,302,571)    (8,011,345)    (8,795,745)
                                                              -----------    -----------    -----------
         Total stockholders' equity.........................    1,590,971      3,515,334      2,832,732
                                                              -----------    -----------    -----------
         Total liabilities and stockholders' equity.........  $ 2,209,213    $ 7,072,738    $ 7,373,233
                                                              ===========    ===========    ===========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                           NEW ERA OF NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                 MARCH 31,
                                  -------------------------------------   -----------------------
                                    1994         1995          1996          1996         1997
                                  ---------   -----------   -----------   ----------   ----------
                                                                                (UNAUDITED)
Revenues (Notes 2 and 8):
  Software licenses.............  $      --   $        --   $ 3,382,464   $  111,000   $2,447,410
  Services and maintenance......    149,400     1,270,600     3,762,223      944,828    1,226,438
                                  ---------   -----------   -----------   ----------   ----------
          Total revenues........    149,400     1,270,600     7,144,687    1,055,828    3,673,848
                                  ---------   -----------   -----------   ----------   ----------
Cost of revenues:
  Cost of software licenses
     (Note 7)...................         --            --     1,021,849       33,300      249,806
  Cost of services and
     maintenance................     84,982       750,718     2,306,370      676,733      800,157
                                  ---------   -----------   -----------   ----------   ----------
          Total cost of
            revenues............     84,982       750,718     3,328,219      710,033    1,049,963
                                  ---------   -----------   -----------   ----------   ----------
Gross profit....................     64,418       519,882     3,816,468      345,795    2,623,885
Operating expenses:
  Sales and marketing...........    178,505       548,912     4,424,554      319,691    1,690,082
  Research and development......    422,678     1,115,742     3,658,493      608,227    1,222,464
  General and administrative....    153,127       345,389     1,466,594      174,621      494,636
                                  ---------   -----------   -----------   ----------   ----------
          Total operating
            expenses............    754,310     2,010,043     9,549,641    1,102,539    3,407,182
                                  ---------   -----------   -----------   ----------   ----------
Loss from operations............   (689,892)   (1,490,161)   (5,733,173)    (756,744)    (783,297)
Other income (expense), net.....    (29,302)      (12,549)       60,855        1,627       (1,103)
                                  ---------   -----------   -----------   ----------   ----------
Loss before provision for
  income taxes..................   (719,194)   (1,502,710)   (5,672,318)    (755,117)    (784,400)
Provision for income taxes......         --            --            --           --           --
                                  ---------   -----------   -----------   ----------   ----------
Net loss........................  $(719,194)  $(1,502,710)  $(5,672,318)  $ (755,117)  $ (784,400)
                                  =========   ===========   ===========   ==========   ==========
Pro forma net loss per common
  share.........................                            $     (0.98)  $    (0.14)  $    (0.13)
                                                            ===========   ==========   ==========
Pro forma weighted average
  shares of Common Stock
  outstanding (Note 2)..........                              5,789,382    5,388,815    6,094,414
                                                            ===========   ==========   ==========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                           NEW ERA OF NETWORKS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                   AND THE THREE MONTHS ENDED MARCH 31, 1997


                                            SERIES A, SERIES B AND
                                             SERIES C CONVERTIBLE
                                               PREFERRED STOCK           COMMON STOCK      ADDITIONAL
                                           ------------------------   ------------------    PAID-IN     ACCUMULATED
                                             SHARES       AMOUNT       SHARES     AMOUNT    CAPITAL       DEFICIT        TOTAL
                                           ----------   -----------   ---------   ------   ----------   -----------   -----------
Balances, June 30, 1993 (inception)......          --   $        --          --   $  --     $     --    $       --    $        --
  Common stock issued upon formation.....          --            --   2,222,222     222          778            --          1,000
                                           ----------   -----------   ---------   -----     --------    -----------   -----------
Balances, December 31, 1993..............          --            --   2,222,222     222          778            --          1,000
  Net loss...............................          --            --          --      --           --      (719,194)      (719,194)
                                           ----------   -----------   ---------   -----     --------    -----------   -----------
Balances, December 31, 1994..............          --            --   2,222,222     222          778      (719,194)      (718,194)
  Issuance of common stock to an employee
    in exchange for services.............          --            --     133,333      13       17,987            --         18,000
  Issuance of Series A convertible
    preferred stock ($0.218 per share) in
    May for cash of $1,000,000,
    cancellation of liabilities of
    $1,000,000 and the surrender of
    1,018,781 shares of common stock, net
    of issuance costs of $41,952.........   9,169,028     2,000,000   (1,018,781)  (102)        (356)      (41,494)     1,958,048
  Issuance of Series B convertible
    preferred stock ($0.303 per share) in
    September for cash of $1,875,000, net
    of issuance costs of $39,173.........   6,183,339     1,875,000          --      --           --       (39,173)     1,835,827
  Net loss...............................          --            --          --      --           --    (1,502,710)    (1,502,710)
                                           ----------   -----------   ---------   -----     --------    -----------   -----------
Balances, December 31, 1995..............  15,352,367     3,875,000   1,336,774     133       18,409    (2,302,571)     1,590,971
  Issuance of Series C convertible
    preferred stock ($1.61 per share) in
    June for cash of $7,510,000, net of
    issuance cost of $36,456.............   4,664,596     7,510,000          --      --           --       (36,456)     7,473,544
  Issuance of common stock to an employee
    in exchange for services.............          --            --      17,777       2       39,998            --         40,000
  Issuance of common stock upon exercise
    of stock options.....................          --            --       4,540       1       10,219            --         10,220
  Issuance of common stock options and
    warrants in exchange for services....          --            --          --      --       72,917            --         72,917
  Net loss...............................          --            --          --      --           --    (5,672,318)    (5,672,318)
                                           ----------   -----------   ---------   -----     --------    -----------   -----------
Balances, December 31, 1996..............  20,016,963    11,385,000   1,359,091     136      141,543    (8,011,345)     3,515,334
                                           ----------   -----------   ---------   -----     --------    -----------   -----------
  Issuance of common stock upon exercise
    of stock options.....................          --            --      33,156       3      101,795            --        101,798
  Net loss...............................          --            --          --      --           --      (784,400)      (784,400)
                                           ----------   -----------   ---------   -----     --------    -----------   -----------
Balances, March 31, 1997 (unaudited).....  20,016,963   $11,385,000   1,392,247   $ 139     $243,338    $8,795,745    $ 2,832,732
                                           ==========   ===========   =========   =====     ========    ===========   ===========


The accompanying notes to consolidated financial statements are an integral part of this statement.

                           NEW ERA OF NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     THREE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                           -------------------------------------   -----------------------
                                                             1994         1995          1996         1996         1997
                                                           ---------   -----------   -----------   ---------   -----------
                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net loss...............................................  $(719,194)  $(1,502,710)  $(5,672,318)  $(755,117)  $  (784,400)
  Adjustments to reconcile net loss to net cash used in
    operating activities --
    Depreciation and amortization........................     19,377        80,344       324,182      40,784       121,893
    Issuance of common stock and common stock options for
      services...........................................         --         4,500       126,417      47,000            --
    Loss on sale of property and equipment...............         --            --        16,943          --            --
    Changes in assets and liabilities --
      Accounts receivable................................    (43,291)     (547,041)   (1,639,085)   (627,115)   (1,427,119)
      Prepaid expenses and other.........................    (50,202)       15,647      (303,759)    (79,725)      (30,411)
      Accounts payable...................................     61,811        97,959       309,870     329,216       365,272
      Accrued liabilities................................    209,468       206,530     1,252,820      58,602       127,760
      Deferred revenue...................................         --        23,500       151,800       1,650        90,000
                                                           ---------   -----------   -----------   ---------   -----------
        Net cash used in operating activities............   (522,031)   (1,621,271)   (5,433,130)   (984,705)   (1,537,005)
                                                           ---------   -----------   -----------   ---------   -----------
Cash flows from investing activities:
  Purchase of short-term investments.....................         --      (102,532)           --          --            --
  Proceeds from sale of short-term investments...........         --            --       102,532     102,532            --
  Proceeds from sale of property and equipment...........         --            --         5,654          --            --
  Purchases of property and equipment....................   (131,576)     (301,412)   (1,131,053)   (258,959)     (202,629)
                                                           ---------   -----------   -----------   ---------   -----------
        Net cash used in investing activities............   (131,576)     (403,944)   (1,022,867)   (156,427)     (202,629)
                                                           ---------   -----------   -----------   ---------   -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock.................      1,000            --        10,220          --       101,798
  Proceeds from issuance of preferred stock..............         --     2,875,000     7,510,000          --            --
  Preferred stock issuance costs.........................         --       (81,125)      (36,456)         --            --
  Proceeds from note payable to stockholder..............    791,413       250,200       104,709     104,709            --
  Payments on note payable to stockholder................    (11,760)      (10,879)     (422,867)         --            --
  Proceeds from notes payable to banks...................         --       415,000     2,545,116      50,000            --
  Principal payments on notes payable to banks...........         --      (415,000)   (1,002,286)         --        (1,935)
  Payment of deferred offering costs.....................         --            --            --          --      (106,929)
                                                           ---------   -----------   -----------   ---------   -----------
        Net cash provided by financing activities........    780,653     3,033,196     8,708,436     154,709        (7,066)
                                                           ---------   -----------   -----------   ---------   -----------

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                           NEW ERA OF NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                           THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                MARCH 31,
                                   ----------------------------------   ------------------------
                                     1994        1995         1996         1996         1997
                                   --------   ----------   ----------   ----------   -----------
                                                                              (UNAUDITED)
Net increase (decrease) in cash
  and cash equivalents...........  $127,046   $1,007,981   $2,252,439   $ (986,423)  $(1,746,700)
Cash and cash equivalents,
  beginning of period............        --      127,046    1,135,027    1,135,027     3,387,466
                                   --------   ----------   ----------   ----------   -----------
Cash and cash equivalents, end of
  period.........................  $127,046   $1,135,027   $3,387,466   $  148,604   $ 1,640,766
                                   ========   ==========   ==========   ==========   ===========
Supplemental disclosures of cash
  flow information:
  Issuance of common stock to
     employees in exchange for
     services....................  $     --   $   18,000   $   40,000   $   40,000   $        --
                                   ========   ==========   ==========   ==========   ===========
  Issuance of common stock
     options and warrants in
     exchange for services.......  $     --   $       --   $   72,917   $    7,000   $        --
                                   ========   ==========   ==========   ==========   ===========
  Issuance of preferred stock in
     exchange for common stock
     and cancellation of
     liabilities to
     stockholder.................  $     --   $1,000,458   $       --   $       --   $        --
                                   ========   ==========   ==========   ==========   ===========
  Conversion of accrued
     liabilities to debt.........  $     --   $  299,184   $       --   $       --   $        --
                                   ========   ==========   ==========   ==========   ===========
  Deferred offering costs........  $     --   $       --   $       --   $       --   $   402,000
                                   ========   ==========   ==========   ==========   ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                           NEW ERA OF NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996
       AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)

(1) DESCRIPTION OF BUSINESS

     New Era of Networks, Inc. (the "Company") develops, markets and supports application integration software and provides application integration services. The Company's flagship software suite, NEONet, provides organizations with a structured software platform for the integration of disparate systems and applications across the enterprise, a process known as application integration. NEONet facilitates the rapid and efficient deployment and ongoing maintenance of application integration across the enterprise. NEONet supports a heterogeneous environment of hardware, operating system, network and database platforms, permits organizations to leverage existing legacy systems, and accommodates the extension of the corporate information systems environment to new enterprise applications and to new computing paradigms such as the Internet/Intranet. The Company markets its software and related services primarily through a direct sales organization, complemented by other indirect sales channels including VARs, OEM's and international distributors.

     Effective June 4, 1996, the Company formed a wholly owned foreign subsidiary, New Era of Networks Limited ("Limited"), incorporated in the United Kingdom.

  Liquidity and Capital Resources

     Since inception, the Company's capital requirements have been funded primarily through stockholder loans, private placements of convertible preferred stock and bank loans. Cumulative operating losses from inception through December 31, 1996, have been approximately $7.9 million, including approximately $5.7 million for the year ended December 31, 1996. The Company's existing balances of cash and cash equivalents and borrowings available under existing debt facilities are not expected to be sufficient to meet the Company's working capital and capital expenditure needs during 1997 and additional funding will be required. The Company expects to file in May 1997 an amendment to the registration statement filed in January 1997, prepared in connection with the Company's initial public offering of its Common Stock at an assumed price to public of $11.00 per share and covering an estimated 2,645,000 shares (the "Offering"). If the expected closing of the initial public offering is significantly delayed or suspended, the Company believes that funding sufficient to continue operations at least for the remainder of 1997 can be obtained from other sources. However, the Company currently has no written commitments for such additional financing and has no assurance that it will be available, or if available, on terms acceptable to the Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and Limited. All significant intercompany accounts and transactions have been eliminated in consolidation.

  1994 Financial Statements

     The Company was incorporated June 30, 1993, but operations did not commence until January 1994. Accordingly, the statement of operations and statement of cash flows for 1994 represent results from inception to December 31, 1994.

  Interim Financial Statements

     The consolidated financial statements of the Company as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 presented herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments (consisting of only normal recurring accruals) which, in the opinion of management, are

                           NEW ERA OF NETWORKS, INC.

necessary to present fairly the financial position, results of operations and cash flows of the Company as of March 31, 1997 and for the three months ended March 31, 1996 and 1997.

  Foreign Currency Translation

     The functional currency of the Company's foreign subsidiary is the local currency. Translation of the December 31, 1996 and March 31, 1997 balance sheet amounts to U.S. dollars is based on the applicable exchange rate as of those dates. Statement of operations and statement of cash flows amounts are translated at the average exchange rates for the period. The cumulative currency translation adjustment at December 31, 1996 and March 31, 1997 was insignificant. In future periods, the cumulative translation adjustment will be presented as a separate component of stockholders' equity, if significant.

     Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period end translation) or realized (upon settlement of the transactions). Unrealized translation gains and losses applicable to long-term intercompany investments by the Company in its foreign subsidiary are included in the cumulative currency translation adjustments, and unrealized translation gains or losses applicable to short-term intercompany receivable from or payable to the Company and its foreign subsidiary are included in income.

  Revenue Recognition

     The Company generates revenues from both professional service arrangements and software license arrangements. Revenue from professional service arrangements is recognized on either a time and materials or progress-to-completion basis as the services are performed and amounts due from customers are deemed collectible and contractually nonrefundable. The Company recognizes license fee revenue when the licensed software has been delivered, customer acceptance has occurred, all significant Company obligations have been satisfied, payment is due within twelve months and the fee is fixed and determinable and deemed collectible. Maintenance and support revenues related to software licenses are recognized ratably over the term of each maintenance arrangement.

     Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue in the accompanying balance sheets. As of December 31, 1995 and 1996, and March 31, 1997 deferred revenue was $23,500, $175,300 and $265,300 (unaudited), respectively.

  Cost of Services and Maintenance

     Cost of services related to professional service arrangements and maintenance include the direct labor costs incurred plus a related overhead allocation.

  Research and Development

     Research and development costs are expensed as incurred and include salaries, supplies and other direct costs.

  Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Property and Equipment

     Depreciation of property and equipment is computed on a straight-line basis over the following estimated useful lives:

Computer equipment and software.............................    3 years
Furniture, fixtures and equipment...........................  5-7 years
Leasehold improvements......................................  2-4 years

                           NEW ERA OF NETWORKS, INC.

     Maintenance and repairs are expensed as incurred, and improvements are capitalized.

  Deferred Offering Costs (unaudited)

     As of March 31, 1997, the Company has deferred costs of $508,929 related to its initial public offering. Such costs are included in other assets in the accompanying March 31, 1997 Balance Sheet. The Company will offset the deferred offering costs against the proceeds upon completion of its initial public offering, otherwise such costs will be expensed.

  Software Development Costs

     Under the criteria set forth in Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product and ends when the product is ready for general release. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. The Company believes that costs incurred through March 31, 1997 which satisfy the above criteria were immaterial, and therefore no software development costs have been capitalized by the Company to date.

  Income Taxes

     The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the basis of assets and liabilities and amounts reported in the combined balance sheets. Deferred tax assets are also recognized for net operating loss and tax credit carryovers. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

  Pro Forma Net Loss Per Common Share

     Historical net loss per common share is not considered relevant as it would differ materially from pro forma net loss per common share given the contemplated changes in the capital structure of the Company. Pro forma net loss per common share is computed using the sum of the weighted average number of outstanding shares of Common Stock (assuming conversion of the Preferred Stock occurred on the date of its issuance) and Common Stock equivalent shares from Common Stock options and warrants. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock and Common Stock equivalent shares issued by the Company at prices significantly below the assumed public offering price during the twelve month period prior to the proposed offering date (using the treasury stock method and an assumed offering price of $11.00 per share) have been included in the calculation as if they were outstanding since January 1, 1996 regardless of whether they are antidilutive.

  Fair Value of Financial Instruments

     The recorded amounts for cash and cash equivalents, receivables, other current assets, and accounts payable and accrued expenses approximate fair value due to the short-term nature of these financial instruments.

                           NEW ERA OF NETWORKS, INC.

  Concentration of Credit Risk

     The Company's accounts receivable as of December 31, 1996 and March 31, 1997 are concentrated with certain customers in the financial services industry. During the years ended December 31, 1995 and 1996 and during the three months ended March 31, 1996 and 1997, the Company recognized approximately 69%, 81%, 92% (unaudited) and 80% (unaudited), respectively, of its revenue from financial services industry clients (see Note 8).

     Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable and cash equivalents. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company has a cash investment policy which restricts investments to ensure preservation of principal and maintenance of liquidity.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) NOTES PAYABLE

  Note Payable to Stockholder

     From January 1994 to May 1995, the Company's operations were funded by revolving credit borrowings from its majority stockholder. During this period, the note payable allowed for maximum borrowing of $1,000,000 at a 9% interest rate per annum. In May 1995, the Company completed its first preferred stock financing which included the issuance of Series A preferred stock to the Company's principal stockholder in satisfaction of $1,000,000 of borrowings outstanding at that time (see Note 5). The note agreement was then amended to provide for maximum available borrowings of $500,000 from the stockholder. All principal and interest is due on or before December 31, 1997. The amount of borrowings outstanding at December 31, 1995, December 31, 1996 and March 31, 1997 were $318,158, $0 and $0 (unaudited), respectively.

  Notes Payable to Banks

     From inception to September 1995, the Company has had two revolving bank credit agreements. The first agreement commenced in November 1994 and matured in November 1995. Borrowings under this agreement had a maximum of $100,000, accrued interest at the bank's base floating rate and were unsecured. The second agreement commenced in June 1995 and matured in September 1995. This agreement had maximum borrowings of $50,000, accrued interest at the bank's floating rate and was secured by the Company's certificate of deposit maintained at the bank.

     On March 15, 1996, the Company signed a promissory note payable to a bank. The note bears interest at a fixed rate of 8.75%, matures on March 15, 1999 and is payable in monthly installments. As of December 31, 1996 and March 31, 1997, $59,810 and $57,875 (unaudited), respectively, was outstanding under this note payable of which $24,005 and $27,663 (unaudited), respectively, was a current liability. The note is secured by certain equipment owned by the Company.

     In April 1996, the Company entered into a loan and security agreement with a bank. The agreement, as amended and restated in September 1996, consists of two separate borrowing facilities: (i) a revolving facility and (ii) an equipment facility. Borrowings on the revolving facility are restricted to the lesser of an amount

                           NEW ERA OF NETWORKS, INC.

based on certain asset levels (approximately $1,125,000 and $2,393,000 (unaudited) as of December 31, 1996 and March 31, 1997, respectively) or the committed borrowing limit of $2,000,000. The revolving facility bears interest at the bank's prime borrowing rate plus 1/2% (8.75% at December 31, 1996 and 9% at March 31, 1997) and matures on September 5, 1997. In addition to the revolving facility, the Company may borrow up to $1,000,000 under the equipment facility for the purchase or refinancing of qualified equipment. Any borrowings on the equipment facility must be made by June 6, 1997. The equipment facility bears interest at the bank's prime borrowing rate plus 1% (9.25% at December 31, 1996 and 9.5% at March 31, 1997) and matures on June 5, 2000. Amounts outstanding under the equipment facility at June 6, 1997 are payable in equal monthly installments beginning July 5, 1997 through the maturity date. The debt under both facilities is secured by all assets of the Company with the exception of certain intangibles. The agreement requires that the Company maintain compliance with certain covenants related to tangible net worth, debt service coverage and current ratios. As of December 31, 1996 and March 31, 1997 (unaudited) there were borrowings of $1,006,438 outstanding under the revolving facility and $476,582 outstanding under the equipment facility.

     Aggregate Maturities for notes payable outstanding as of December 31, 1996 are as follows:

FOR THE YEAR
   ENDING
DECEMBER 31,                                                                 AMOUNT
------------                                                               ----------
   1997..................................................................  $1,100,553
   1998..................................................................     176,589
   1999..................................................................     176,314
   2000..................................................................      89,374
                                                                           ----------
                                                                           $1,542,830
                                                                           ==========

     In connection with the loan and security agreement discussed above, the Company issued to the bank warrants to purchase 31,056 shares of the Company's Series C Preferred Stock at an exercise price of $1.61 per share (convertible on a nine-for-two basis into common stock). The warrants are exercisable through April 11, 2001.

(4) INCOME TAXES

     The Company was an S corporation for income tax purposes from inception through May 1995, and its taxable income or loss and tax credits for such period were included in the personal tax return of its stockholder. Items of taxable income and expense for subsequent periods are being reported in the corporate income tax returns of the Company. On a pro forma basis for the periods the Company was an S corporation, the Company had no income taxes payable due to net losses incurred. At the date of termination of subchapter S status, the Company provided an allowance for the full amount of its net deferred tax assets. Therefore, the change in tax status had no effect on the financial statements of the Company at that date.

                           NEW ERA OF NETWORKS, INC.

     The components of the Company's deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                             ------------------------
                                                               1995          1996
                                                             ---------    -----------
Deferred tax assets:
  Allowance for bad debts..................................  $  11,400    $    57,800
  Nonstatutory stock options...............................         --         27,700
  Organization costs.......................................      4,500          1,800
  Accrued interest.........................................      7,200             --
  Accrued compensation.....................................    115,000             --
  Trademark costs..........................................         --         11,100
  Accrued vacation.........................................         --         31,600
  Capital loss carryforward................................         --          4,700
  Tax credits carryforward.................................         --        148,600
  Net operating loss carryforward..........................    353,000      2,458,000
                                                             ---------    -----------
          Total deferred tax assets........................    491,100      2,741,300
                                                             ---------    -----------
Deferred tax liabilities:
  Deferred compensation....................................     (5,200)            --
  Depreciation.............................................     (8,000)        (9,400)
                                                             ---------    -----------
          Total deferred tax liabilities...................    (13,200)        (9,400)
                                                             ---------    -----------
          Total net deferred tax assets....................    477,900      2,731,900
                                                             ---------    -----------
  Valuation allowance......................................   (477,900)    (2,731,900)
                                                             ---------    -----------
  Net deferred taxes.......................................  $      --    $        --
                                                             =========    ===========

     The criteria for realization of net deferred tax assets are not currently satisfied because of the losses incurred by the Company from inception. Further, the Internal Revenue Code contains provisions which may limit the net operating loss carryforwards available for use in any given year upon the occurrence of certain events, including significant changes in ownership. Therefore, a valuation allowance for the entire net deferred tax asset has been established.

     As of December 31, 1996, the Company had net operating loss carryforwards available totaling approximately $6,384,000. These carryforwards expire beginning in 2010. The Company also has research and development tax credit carryforwards of approximately $148,600 expiring beginning in 2010.

     The income tax provision (benefit) calculated using the federal statutory rate is different than the income tax provision (benefit) for financial reporting purposes as follows:

                                                               1995          1996
                                                             ---------    -----------
Income tax provision (benefit) at the federal statutory
  rate.....................................................  $(510,900)   $(1,928,600)
Tax effect of loss for the period from January 1, 1995
  through May 1995 reported by the S Corporation...........    186,100             --
Net deferred tax assets recognized upon termination of S
  Corporation status.......................................   (117,700)            --
Deferred state income tax assets, net of federal tax
  effect...................................................    (42,100)      (246,400)
Nondeductible expenses.....................................      6,700         69,600
Increase in tax credit carryforwards.......................         --       (148,600)
Change in valuation allowance..............................    477,900      2,254,000
                                                             ---------    -----------
Net provision (benefit) for income taxes...................  $      --    $        --
                                                             =========    ===========

                           NEW ERA OF NETWORKS, INC.

(5) STOCKHOLDERS' EQUITY

  Reverse Stock Split and Change in Authorized Shares

     On May 16, the Company's Board of Directors approved the amendment and restatement of the Company's certificate of incorporation to effect (i) a two-for-nine reverse split of the Company's common stock, (ii) an increase in the number of authorized shares of common stock to 45,000,000, (iii) the authorization of 2,000,000 shares of preferred stock undesignated as to series, and (iv) the establishment of a classified board of directors, effective upon the Company's initial public offering, pursuant to which the Board of Directors shall be divided into three classes having initial terms of one, two and three years, respectively, and subsequent terms of three years. The accompanying consolidated financial statements have been retroactively adjusted with respect to common stock to reflect the reverse stock split. Following approval of the stockholders of certain amendments to the Company's certificate of incorporation, the Series A, Series B, and Series C convertible preferred stock described below will convert into shares of common stock on the basis of nine preferred shares for two common shares upon the closing of the Offering.

  Stock Options

     The Company's 1995 Stock Option Plan (the "1995 Plan"), as amended, provides for the grant of options to purchase up to an aggregate of 2,333,333 shares of common stock to employees and nonemployees; 133,333 shares are available for grants to nonemployees and consultants. Incentive stock options granted to employees have an exercise price equal to the fair market value of the underlying shares at the date of grant. The exercise price of nonstatutory options granted to employees and consultants is determined by the Board of Directors. The term of all options granted may not exceed 10 years; options granted through 1996 have a term of five years. Options vest as determined by the Board, but generally vesting occurs as to one-sixth of the shares after one year, an additional one-third after two years and the remainder after three years from date of grant. If employment is terminated for any reason, vested options must be exercised within 30 days of termination or they are automatically cancelled.

  Statement of Financial Accounting Standards No. 123 ("SFAS 123")

     SFAS 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during 1995 and 1996, using the Black-Scholes pricing model and the following weighted average assumptions:

                                                         1995          1996
                                                      ----------    ----------
Risk-free interest rate.............................  6.3%          6.0%
Expected lives......................................  3.0 years     3.0 years
Expected volatility.................................  84.0%         84.0%
Expected dividend yield.............................  0%            0%

     To estimate expected lives of options for this valuation, it was assumed options will be exercised upon becoming fully vested at the end of three years. All options are initially assumed to vest. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Because the Company's common stock is not yet publicly traded, the expected market volatility was based on an average of

                           NEW ERA OF NETWORKS, INC.

five other companies deemed to have characteristics similar to the Company for periods subsequent to their IPO's. Actual volatility of the Company's common stock may vary. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of options granted.

     The total fair value of options granted was computed to be approximately $125,500 and $3,193,000 for the years ended December 31, 1995 and 1996, respectively. These amounts are amortized ratably over the vesting periods of the options. Pro forma stock-based compensation, net of the effect of forfeitures, was $10,986 and $446,528 for 1995 and 1996, respectively.

     If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and pro forma net loss per common share would have been reported as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                     1995             1996
                                                  -----------      -----------
Net Loss --
  As reported...................................  $(1,502,710)     $(5,672,318)
  Pro forma.....................................  $(1,513,696)     $(6,118,846)
Pro Forma Net Loss Per Common Share --
  As reported...................................                   $     (0.98)
  Pro forma.....................................                   $     (1.10)

     Weighted average shares used to calculate pro forma net loss per share were determined as described in Note 2, except in applying the treasury stock method to outstanding options, net proceeds assumed received upon exercise were increased by the amount of compensation cost attributable to future service periods and not yet recognized as pro forma expense.

     A summary of the 1995 Plan for the years ended December 31, 1995 and 1996 is as follows:

EMPLOYEE OPTIONS

                                                                 1995                  1996
                                                          ------------------   --------------------
                                                                    WEIGHTED               WEIGHTED
                                                                    AVERAGE                AVERAGE
                                                                    EXERCISE               EXERCISE
                                                          OPTIONS    PRICE      OPTIONS     PRICE
                                                          -------   --------   ---------   --------
Outstanding at beginning of year........................       --    $  --       248,229    $2.05
Granted.................................................  261,295     2.05     1,238,038     5.34
Canceled................................................  (13,066)    2.25      (107,953)    3.11
Exercised...............................................       --       --        (1,208)    2.25
                                                          -------              ---------
Outstanding at end of year..............................  248,229     2.05     1,377,106     4.92
                                                          =======              =========
Exercisable at end of year..............................    1,067                 73,126
                                                          =======              =========

     The weighted average exercise prices and weighted average fair values of options granted during 1995 and 1996 are as follows:

                                                          1995                           1996
                                              ----------------------------   ----------------------------
                                              NUMBER OF   FAIR    EXERCISE   NUMBER OF   FAIR    EXERCISE
                                               OPTIONS    VALUE    PRICE      OPTIONS    VALUE    PRICE
                                              ---------   -----   --------   ---------   -----   --------
Exercise price equal to market price........    54,963    $0.78    $1.35       466,605   $4.17    $7.25
Exercise price greater than market price....   206,333     0.44     2.25       771,433    1.52     4.17
                                               -------                       ---------
                                               261,296                       1,238,038
                                               =======                       =========

                           NEW ERA OF NETWORKS, INC.

     The following table summarizes information about employee stock options outstanding and exercisable at December 31, 1996:

                      OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
           -----------------------------------------   -------------------------
             NUMBER OF        WEIGHTED
              OPTIONS          AVERAGE      WEIGHTED       NUMBER       WEIGHTED
RANGE OF   OUTSTANDING AT     REMAINING     AVERAGE    EXERCISABLE AT   AVERAGE
EXERCISE    DECEMBER 31,     CONTRACTUAL    EXERCISE    DECEMBER 31,    EXERCISE
 PRICES         1996        LIFE IN YEARS    PRICE          1996         PRICE
--------   --------------   -------------   --------   --------------   --------
 $1.35          54,963          3.72         $1.35         18,321        $1.35
  2.25         653,917          4.05          2.25         33,442         2.25
  7.25         448,005          4.63          7.25         17,363         7.25
  9.00         220,221          4.98          9.00          4,000         9.00
             ---------                                     ------
             1,337,106                                     73,126
             =========                                     ======

     During the three months ended March 31, 1997, employees exercised 31,823 stock options resulting in $86,798 of proceeds to the Company. As of March 31, 1997, the Company had 1,340,800 stock options outstanding of which 132,840 are exercisable.

NONEMPLOYEE OPTIONS

     The Company has granted stock options to nonemployees for 17,579 shares at a weighted average exercise price of $4.35 per share (range of $2.25 to $14.63) and has recognized cost of $72,917 related to these options based on the value of the services received. During 1996, 3,333 options to purchase Common Stock were exercised at $2.25 per share. At December 31, 1996, 14,246 options remained outstanding and exercisable at a weighted average exercise price of $6.92 per share. The accounting for these options is the same under APB 25 and SFAS 123.

     During the three months ended March 31, 1997, nonemployees exercised 1,333 stock options resulting in proceeds to the Company of $15,000. As of March 31, 1997, the Company had 12,912 nonemployee stock options outstanding and exercisable.

  Subsequent Events

     On January 3, 1997, the Company's Board of Directors adopted, effective as of the Company's initial underwritten public offering, the 1997 Director Option Plan ("Director Plan") and the 1997 Employee Stock Purchase Plan ("Purchase Plan"). Each of these actions require stockholder approval.

     The Director Plan provides for the automatic grant to each non-employee director, on September 1 of each year, of an option to purchase 5,000 shares of the Company's common stock at an exercise price equal to the fair market value of the common stock on the date of grant. In addition, each new non-employee director joining the Board of Directors after the Company's initial public offering will automatically be granted an option to purchase 16,666 shares of the Company's common stock at an exercise price equal to the fair market value at date of grant. The Board of Directors has reserved an aggregate of 100,000 shares for issuance under the Director Plan.

     The Purchase Plan will permit eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's eligible compensation (or, for the initial plan period, 20% of eligible compensation) at a price equal to 85% of the lower of the fair market value of the common stock on the first or last day of the plan period. The Purchase Plan will terminate in ten years. The Board of Directors has reserved an aggregate of 216,666 shares of common stock for issuance under the Purchase Plan.

                           NEW ERA OF NETWORKS, INC.

  Preferred Stock

     In May 1995, the Company issued 9,169,028 shares of $.01 par value Series A Convertible Preferred Stock ("Series A"). One of the purchasers, the Company's previous sole stockholder and the holder of the Company's $1,000,000 note payable, paid $500,000 cash, canceled the $1,000,000 outstanding as of May 9, 1995 under the note payable (Note 3), and surrendered 1,018,781 shares of Company common stock in exchange for 6,876,771 shares of Series A. The remaining 2,292,257 shares of Series A were purchased for $500,000 cash by an unrelated entity.

     In September 1995, the Company issued 6,183,339 shares of $.01 par value Series B Convertible Preferred Stock ("Series B") for $1,875,000 cash in a private placement transaction.

     In June 1996, the Company issued 4,664,596 shares of $.01 par value Series C Convertible Preferred Stock ("Series C") for $7,510,000 cash in another private placement transaction.

     The holders of the Series A, Series B and Series C are entitled to a number of votes per share equal to the number of shares into which each share of preferred stock is then convertible.

     The holders of the Series A, Series B and Series C are entitled to receive dividends at the same rate dividends are paid to holders of common stock. Dividends to be paid will be determined based on the number of common shares into which each preferred share is convertible at the time the dividend is declared.

     Under the terms of the Series A, Series B and Series C agreements, each stockholder, in certain circumstances, has the preemptive right to retain the same percentage ownership in the Company upon the sale of additional stock.

     Holders of Series A, in the event of liquidation, have preference over the distributions of funds made to holders of common stock. The liquidation preference will be determined as the greater of (1) $0.218 per share plus any dividends declared but unpaid, or (2) an amount per share as would have been payable had each Series A share been converted to common stock (see above) immediately prior to such liquidation.

     Holders of Series B and Series C, in the event of liquidation, or consolidation or merger involving an exchange of stock whereon the current stockholders retain less than 50% of the surviving entity's voting shares, have preference over distributions of funds made to holders of Series A and common stock. The liquidation preference will be determined as the greater of (1) $.303 per share in the case of Series B and $1.61 in the case of Series C plus any dividends declared but unpaid or (2) an amount per share as would have been payable had each share been converted to common stock (see above) immediately prior to liquidation.

(6) RELATED PARTY TRANSACTIONS

     A company related by common ownership provides air transportation service for the Company. Total expenses incurred during the years ended December 31, 1994, 1995 and 1996 and during the three months ended March 31, 1996 and 1997 for services rendered by this related party was $39,020, $84,506, $0, $0 (unaudited) and $0 (unaudited), respectively.

     Accrued liabilities at December 31, 1994 included $180,000 (representing his entire annual salary) payable to the Company's president/majority stockholder. This amount, along with an additional $60,000 for 1995 activity and accrued interest of $59,184, was converted to preferred stock in May 1995.

  Note Receivable from Employee

     On August 1, 1996, the Company entered into an employment agreement whereby the Company issued a revolving line of credit to an employee. Under this agreement, the employee may borrow up to $170,000, interest accrues at the prime interest rate, and borrowings are secured by the employee's stock options in the Company. The agreement matures on January 1, 2008, and interest is payable on a quarterly basis. Amounts

                           NEW ERA OF NETWORKS, INC.

outstanding under this agreement at January 1, 1998 will be payable in equal monthly installments through the maturity date. The amount outstanding under this agreement was $50,000 at December 31, 1996 and $75,000 at March 31, 1997.

(7) COMMITMENTS AND CONTINGENCIES

  Cost of Software Licenses

     Cost of software licenses represents royalties payable to a customer under the terms of a software development agreement. The customer is also a holder of the Company's Series C preferred stock. The agreement grants the commercial rights to the developed software to the Company. The Company is to pay the customer a royalty of 30% of all license, maintenance, support and upgrade fees derived from the software on a quarterly basis, subject to a cumulative maximum of $1,900,000. In 1997, the agreement was amended to adjust the royalty percentage to 10%. Effective January 1, 1997, the Company began accruing the royalty at 10% and will continue at this rate until the cumulative maximum is reached. Royalties for the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997 were approximately $1,022,000, $33,000 (unaudited) and $250,000 (unaudited), respectively, including approximately $1,011,000 and $1,076,000 (unaudited) reflected in accrued liabilities at December 31, 1996 and March 31, 1997, respectively.

  Operating Leases

     The Company leases its administrative offices, research facilities and certain equipment under noncancelable operating lease agreements. Rent expense under these leases for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997 was $15,680, $81,680, $357,401,
$41,767 and $138,486, respectively. The following is a schedule of future minimum lease payments for the years ending December 31:

1997..............................................  $  404,614
1998..............................................     385,734
1999..............................................     228,585
2000..............................................      82,411
                                                    ----------
                                                    $1,101,344
                                                    ==========

     As is common in the software industry, the Company from time to time receives notices from third parties claiming infringement by the Company's products of third party proprietary rights. On July 1, 1996, the Company was notified that the Company's products may infringe the proprietary rights of New Paradigm, an application integration software company. New Paradigm alleged that the Company's NEONet Formatter module will infringe certain patent claims set forth in an application filed in both the United States and Europe.

     The Company does not believe that such allegations have merit and, if pursued by New Paradigm, the Company intends to vigorously defend such claims. The Company is also aware that a number of other organizations are currently using the names Neon, New Era and NEONet as either a trademark or tradename or both. In particular, the Company has received notices from NEON Systems, Inc. and Neon Software, Inc. alleging that the Company's use of NEON as a tradename and/or trademark violates such respective companies' proprietary rights. As of January 17, 1997, the Company has received no actual claims and currently does not believe that the notices it has received will give rise to valid claims. It is impossible for the Company to currently estimate the magnitude of the financial impact, if any, these existing allegations might have on the Company's business, financial condition, or results of operations.

                           NEW ERA OF NETWORKS, INC.

(8) MAJOR CUSTOMERS

     Various customers accounted for more than 10% of total revenue for the following periods:

                                                                            THREE MONTHS
                                               YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                               -----------------------    ----------------
                  CUSTOMER                     1994     1995     1996      1996      1997
                  --------                     -----    -----    -----    ------    ------
                                                                            (UNAUDITED)
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated...............................   N/A      69%      22%       67%       N/A
ADP Financial Information Services...........   N/A      N/A      16%       N/A       N/A
JP Morgan & Co...............................   N/A      N/A      14%       N/A       N/A
SunGard Financial Systems....................   N/A      N/A      13%       N/A       N/A
Ingalls Health System........................   20%      13%      N/A       N/A       N/A
United Western Medical Center................   70%      N/A      N/A       N/A       N/A
BZW Services, Ltd............................   N/A      N/A      N/A       N/A       25%
Chase Manhattan Bank.........................   N/A      N/A      N/A       N/A       13%

Inside Back Cover  - NEON's logo

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.
                          ---------------------------

                               Table of Contents


                                             Page
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    6
Use of Proceeds............................   15
Dividend Policy............................   16
Capitalization.............................   17
Dilution...................................   18
Selected Financial Data....................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   20
Business...................................   27
Management.................................   41
Certain Transactions.......................   49
Principal Stockholders.....................   51
Description of Capital Stock...............   53
Shares Eligible for Future Sale............   55
Underwriting...............................   56
Legal Matters..............................   57
Experts....................................   57
Additional Information.....................   58
Index to Consolidated Financial
  Statements...............................  F-1


                             ---------------------

       Until             , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                2,300,000 Shares

                                  [NEON LOGO]

                                  Common Stock

                         -----------------------------
                                   PROSPECTUS
                                         , 1997
                         -----------------------------
                                 UBS Securities

                                Cowen & Company

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                              AMOUNT TO BE
                                                                PAID BY
                                                               REGISTRANT
                                                              ------------
SEC Registration Fee........................................    $ 10,350
NASD Filing Fee.............................................       4,295
Nasdaq National Market Application Fee......................      50,000
Printing....................................................     150,000
Legal Fees and Expenses.....................................     300,000
Accounting Fees and Expenses................................     125,000
Director and Officer Liability Insurance....................     100,000
Blue Sky Fees and Expenses..................................      10,000
Transfer Agent and Registrar Fees...........................       5,000
Miscellaneous...............................................      95,355
                                                                --------
          Total.............................................    $850,000
                                                                ========

     The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article seven of the Registrant's Certificate of Incorporation (Exhibits 3.1, 3.2 and 3.4 hereto) and Article VI of the Registrant's Bylaws (Exhibit 3.3 hereto) provide for mandatory indemnifications of its directors and officers and permissible indemnifications of employees and offer agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. Reference is also made to Section 9 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities and Section 11 of the Amended and Restated Rights Agreement (Exhibit 10.5 hereto), which provides for the cross indemnification of certain of the Company stockholders and the Company, its officers and directors against certain liabilities under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In the three years prior to the effective date of this Registration Statement, the Registrant has issued and sold the following unregistered securities:

(1) Common Stock:

     On June 30, 1993, the Company issued 10,000,000 (2,222,222 after giving effect to the two-for-nine reverse stock split) shares of Common Stock to George
F. (Rick) Adam, Jr. at an aggregate purchase price of $1,000. On May 9, 1995, in conjunction with the Closing of the Series A Preferred Stock financing, Mr. Adam received 6,876,771 shares of Series A Preferred in exchange for the surrender of 4,584,514 (1,018,781 after giving effect to the two-for-nine reverse stock split) shares of Common Stock, the cancellation of a $1.0 million note payable by the Company to Mr. Adam and the payment of $500,000 cash.

     On March 6, 1995 the Company issued 600,000 (133,333 after giving effect to the two-for-nine reverse stock split basis) shares of Common Stock to Harold A. Piskiel in exchange for an aggregate purchase price of $18,000.

(2) Series A Preferred Stock:

     In May 1995, the Company issued an aggregate of 9,169,028 shares of Series A Convertible Preferred Stock ("Series A"), $0.01 par value, to the following individual and entity:

     (i) George F. (Rick) Adam, Jr. received 6,876,771 shares of Series A in exchange for the cancellation of a $1,000,000 note payable by the Company to Mr. Adam, the payment of $500,000 cash to the Company and the surrender of 4,584,514, (1,018,781 after giving effect to the two-for-nine reverse stock split) shares of Common Stock; and

     (ii) the remaining 2,292,257 shares of Series A were purchased by ARCH Venture Partners II, L.P. in exchange for the payment of $500,000 to the Company.

(3) Series B Preferred Stock:

     In September 1995, the Company issued an aggregate of 6,183,339 shares of Series B Preferred Stock ("Series B"), $0.01 par value, to the following entities and individual;

     (i) ARCH Venture Partners II, L.P. received 1,236,668 shares of Series B in exchange for the payment of $375,000 cash to the Company;

     (ii) Venrock Associates received 3,080,714 shares of Series B in exchange for the payment of $934,178, and Venrock Associates II, L.P. received 1,397,672 shares of Series B in exchange for the payment of $423,822 to the Company; and

     (iii) Terence J. Garnett received 468,285 shares of Series B in exchange for the payment of $142,000 to the Company.

(4) Series C Preferred Stock:

     In June 1996 the Company issued an aggregate of 4,664,596 shares of Series C Convertible Preferred Stock ("Series C"), $0.01 par value, to the following entities and individuals:

     (i) ARCH Venture Partners, II, L.P. received 745,342 shares of Series C in exchange for the payment of $1,200,000 to the Company;

     (ii) Fred Hamilton received 813,664 shares of Series C in exchange for the payment of $1,310,000 cash to the Company;

     (iii) Merrill Lynch Group, Inc. received 1,863,354 shares of Series C in exchange for the payment of $3,000,000 to the Company;

     (iv) Venrock Associates received 747,081 shares of Series C in exchange for $1,202,800, and Venrock Associates II, L.P. received 457,888 shares of Series C in exchange for $737,200 paid to the Company; and

     (v) Terence J. Garnett received 37,267 shares of Series C in exchange for $60,000 paid to the Company.

(5) Warrant:

     In April 1996, the Company issued a warrant to purchase 31,056 shares of Series C Preferred Stock at an exercise price of $1.61 per share.

(6) Common Stock Issued Upon Exercise of Options:

     At March 31, 1997, the Company had issued 169,654 (37,696 after giving effect to the two-for-nine reverse stock split basis) shares of Common Stock, $0.0001 par value, pursuant to the exercise of stock options at a weighted average exercise price of $0.66 ($2.97 after giving effect to the two-for-nine reverse stock split) per share in the aggregate amount of $111,994.

     The sales and issuance of securities in the transactions described in paragraphs (1) through (6) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
         1.1             Form of Underwriting Agreement.
         3.1             Certificate of Incorporation of the Registrant, Certificate
                            of Ownership and Merger merging Neon Software, Inc., an
                            Illinois corporation with and into the Registrant, and
                            Certificates of Amendment to the Certificate of
                            Incorporation of the Registrant dated April 12, 1996 and
                            June 3, 1996.
         3.2+            Form of Amended and Restated Certificate of Incorporation to
                            be filed upon the consummation of the Offering.
         3.3+            Amended and Restated ByLaws of the Registrant to be
                            effective upon the effectiveness of the Offering.
         3.4             Amended and Restated Certificate of Incorporation dated May
                            21, 1997
         4.1+            Specimen Stock Certificate.
         5.1             Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                            Corporation regarding legality of securities being
                            registered.
        10.1+            Form of Indemnification Agreement between the Registrant and its directors and executive officers.
        10.2+            Registrant's 1995 Stock Option Plan (Amended and Restated as
                            of January 3, 1997)
        10.3+            Registrant's 1997 Director Stock Option Plan.
        10.4+            Registrant's 1997 Employee Stock Purchase Plan.
        10.5+            Warrant to Purchase Stock issued to Silicon Valley Bank
                            dated April 12, 1996.
        10.6+            Series A Convertible Preferred Stock Purchase Agreement
                            between the Registrant and the purchasers named therein
                            dated May 9, 1995.
        10.7+            Series B Convertible Preferred Stock Purchase Agreement
                            between the Registrant and the purchasers named therein
                            dated September 20, 1995.
        10.8+            Series C Convertible Preferred Stock Purchase Agreement
                            between the Registrant and the purchasers named therein
                            dated June 3, 1996.
        10.9+            Registration Rights Agreement between the Registrant and
                            certain parties named therein dated May 9, 1995.
        10.10+           Amendment No. 1 to Registration Rights Agreement between the
                            Registrant and certain parties named therein dated
                            September 20, 1995.

            10.11+           Amendment No. 2 to Registration Rights Agreement between the Registrant and certain parties named therein dated June 3, 1996.
            10.12+           Lease Agreement between the Registrant and State of California Public Employees'
                                Retirement System for the property at 7400 East Orchard Road, Suite 230, Englewood, CO dated October 12, 1994 and Commencement Date Agreement dated January 23, 1995 in connection therewith.
            10.13+           Master Agreement for Professional Services between the Registrant and Merrill Lynch,
                                Pierce, Fenner & Smith Incorporated dated March 1, 1995 and related agreements.
            10.14            Value Added Reseller Agreement between the Registrant and SunGard Systems International
                                Inc. dated December 31, 1996.
            11.1+            Statement regarding computation of pro forma net loss per common share.
            21.1+            Subsidiary of the Registrant.
            23.1             Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit
                                5.1)
            23.2             Consent of Arthur Andersen LLP
            24.1+            Power of Attorney (see II-5)
            27.1+            Financial Data Schedule


------------------

+ Previously filed

* To be filed by amendment

     (b) Financial Statement Schedules -- NONE

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

          (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denomination and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON JUNE 17, 1997.


                                            New Era of Networks, Inc.

                                            By:   /s/ LEONARD M. GOLDSTEIN
                                            ------------------------------------
                                                    Leonard M. Goldstein
                                               Senior Vice President, Senior
                                                   Counsel and Secretary


     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED:



                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                          *                            Chairman of the Board, Chief              June 17, 1997
-----------------------------------------------------    Executive Officer, President and
                 George F. Adam, Jr.                     Director

                          *                            Senior Vice President and Chief           June 17, 1997
-----------------------------------------------------    Financial Officer
                   Stephen E. Webb

                          *                            Vice President of Finance and             June 17, 1997
-----------------------------------------------------    Controller (Principal Accounting
                   James C. Parks                        Officer)

                          *                            Senior Vice President, Chief              June 17, 1997
-----------------------------------------------------    Technical Officer and Director
                  Harold A. Piskiel

                          *                            Director                                  June 17, 1997
-----------------------------------------------------
                   Steven Lazarus

                          *                            Director                                  June 17, 1997
-----------------------------------------------------
                   Mark L. Gordon

                          *                            Director                                  June 17, 1997
-----------------------------------------------------
                     James Reep

            *By: /s/ LEONARD M. GOLDSTEIN
  ------------------------------------------------
                  Attorney-in-Fact

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT                     PAGE
        -------                            -----------------------                     ----
          1.1            Form of Underwriting Agreement.
          3.1            Certificate of Incorporation of the Registrant, Certificate
                            of Ownership and Merger merging Neon Software, Inc., an
                            Illinois corporation with and into the Registrant, and
                            Certificates of Amendment to the Certificate of
                            Incorporation of the Registrant dated April 12, 1996 and
                            June 3, 1996.
          3.2+           Form of Amended and Restated Certificate of Incorporation to
                            be filed upon the consummation of the Offering.
          3.3+           Amended and Restated ByLaws of the Registrant to be
                            effective upon the effectiveness of the Offering.
          3.4            Amended and Restated Certificate of Incorporation dated May
                            21, 1997.
          4.1+           Specimen Stock Certificate.
          5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                            Corporation regarding legality of securities being
                            registered.
         10.1+           Form of Indemnification Agreement between the Registrant and its directors and executive officers.
         10.2+           Registrant's 1995 Stock Option Plan (Amended and Restated as
                            of January 3, 1997).
         10.3+           Registrant's 1997 Director Stock Option Plan.
         10.4+           Registrant's 1997 Employee Stock Purchase Plan.
         10.5+           Warrant to Purchase Stock issued to Silicon Valley Bank
                            dated April 12, 1996.
         10.6+           Series A Convertible Preferred Stock Purchase Agreement
                            between the Registrant and the purchasers named therein
                            dated May 9, 1995.
         10.7+           Series B Convertible Preferred Stock Purchase Agreement
                            between the Registrant and the purchasers named therein
                            dated September 20, 1995.
         10.8+           Series C Convertible Preferred Stock Purchase Agreement
                            between the Registrant and the purchasers named therein
                            dated June 3, 1996.
         10.9+           Registration Rights Agreement between the Registrant and
                            certain parties named therein dated May 9, 1995.
         10.10+          Amendment No. 1 to Registration Rights Agreement between the
                            Registrant and certain parties named therein dated
                            September 20, 1995.
         10.11+          Amendment No. 2 to Registration Rights Agreement between the
                            Registrant and certain parties named therein dated June
                            3, 1996.
         10.12+          Lease Agreement between the Registrant and State of
                            California Public Employees' Retirement System for the
                            property at 7400 East Orchard Road, Suite 230, Englewood,
                            CO dated October 12, 1994 and Commencement Date Agreement
                            dated January 23, 1995 in connection therewith.
         10.13+          Master Agreement for Professional Services between the
                            Registrant and Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated dated March 1, 1995 and related agreements.
         10.14           Value Added Reseller Agreement between the Registrant and
                            SunGard Systems International Inc. dated December 31,
                            1996.
         11.1+           Statement regarding computation of pro forma net loss per
                            common share.
         21.1+           Subsidiary of the Registrant.
         23.1            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                            Corporation (included in Exhibit 5.1).
         23.2            Consent of Arthur Andersen LLP.
         24.1+           Power of Attorney (see II-5).
         27.1+           Financial Data Schedule.


------------------

+ Previously filed

* To be filed by amendment